Exhibit 2.1

Execution Copy

PURCHASE AND SALE AGREEMENT

BY AND AMONG

MERIT MANAGEMENT PARTNERS I, L.P.

MERIT ENERGY PARTNERS III, L.P.

MERIT ENERGY COMPANY, LLC

AS SELLER

AND

ARP RANGELY PRODUCTION, LLC

AS BUYER

ATLAS RESOURCE PARTNERS, L.P.

AS GUARANTOR

Executed on May 6, 2014

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(continued)

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(continued)

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(continued)

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EXHIBITS

Exhibit A	Leases
Exhibit A-1	Wells and Units
Exhibit B	Form of Assignment, Conveyance and Bill of Sale
Exhibit C	Allocated Values
Exhibit D	Form of Certification of Non-Foreign Status

SCHEDULES

Schedule 1	Permitted Encumbrances
Schedule 1.2(d)	Contracts
Schedule 1.2(e)	Easements
Schedule 1.2(l)	Geologic Data
Schedule 1.3(e)	Excluded Assets
Schedule 4.1(g)	Buyer’s Insurance Policies
Schedule 5.1(a)	Knowledge Employees
Schedule 5.7	Proceedings
Schedule 5.9	Compliance with Laws
Schedule 5.12	Outstanding Capital Commitments
Schedule 5.13	Imbalances
Schedule 5.24	Environmental
Schedule 7.6	Operation of Business
Schedule 7.7	Preference Rights and Transfer Requirements
Schedule 7.12	Bonds, Letters of Credit and Guarantees
Schedule 7.16	Suspense Accounts

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DEFINITIONS

“Adjustment Period” means the period between the Effective Time and the Closing Date.

“Adjusted Purchase Price” means the Purchase Price after calculating and applying the adjustments set forth in Section 2.2 and Section 2.3.

“AFE” means authority for expenditure.

“Affiliates” with respect to any Person, means any Person that directly or indirectly controls, is controlled by or is under common control with such Person. The concept of control, controlling or controlled as used in the aforesaid context means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of another, whether through the ownership of voting securities, by contract or otherwise. No Person is deemed an Affiliate of any Person by reason of the exercise or existence of rights, interests or remedies under the Leases, the Contracts or this Agreement.

“Agreed Accounting Firm” is defined in Section 9.4(c).

“Agreed Interest Rate” means the rate of interest published in the Wall Street Journal from time to time, as the one-month London Interbank Offered Rate (LIBOR) plus 75 basis points, with adjustments in that rate to be made on the same day as any change in that rate.

“Agreement” means this Purchase and Sale Agreement.

“Allocated Value” means the portion of the Purchase Price that has been allocated to a particular Unit or Well in Exhibit C.

“Assessment” is defined in Section 4.1(b).

“Assets” is defined in Section 1.2.

“Assumed Obligations” is defined in Section 11.1.

“Business Day” means each calendar day except Saturdays, Sundays, and Federal holidays.

“Buyer” is defined in the preamble hereto.

“Buyer Indemnified Persons” is defined in Section 11.3.

“Buyer’s Representatives” is defined in Section 4.1(a).

“Cash Call Amounts” means amounts paid by Seller and/or its Affiliates pertaining to joint interest billing advance estimates (i.e., cash calls) submitted by the operator of the Rangely Field in connection with Property Costs projected to be incurred by the Rangely Field working interest owners during one or more future months.

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“Claim” or “Claims” means any demand, claim or notice sent or given by a Person to another Person in which the former asserts that it has suffered a Loss or has become party to a Proceeding that is the responsibility of the latter Person.

“Claim Notice” is defined in Section 11.2(b).

“Closing” is defined in Section 9.1.

“Closing Date” means the date on which Closing occurs.

“Closing Payment” is defined in Section 9.4(a).

“Closing Statements” means the Preliminary Closing Statement and the Final Closing Statement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” means that certain confidentiality agreement dated March 17, 2014, by and between Merit Energy Company, LLC and Buyer.

“Contracts” is defined in Section 1.2(d).

“Conveyance” is defined in Section 3.1(b).

“Cure Period” is defined in Section 3.2(c).

“Customary Post-Closing Consents” means consents and approvals for the assignment of the Assets to Buyer that are customarily obtained after the assignment of properties similar to the Assets.

“Defensible Title” means the title of Seller with respect to the Units, Wells or other Assets shown in Exhibit A-1 that, except for and subject to Permitted Encumbrances and except as otherwise stated on Exhibit A-1: (i) entitles Seller to receive a Net Revenue Interest of not less than the Net Revenue Interest shown in Exhibit A-1 for such Unit, Well, or other Asset, except (solely to the extent that such actions do not cause a breach of Seller’s covenants under Section 7.6) for decreases in connection with those operations in which Seller may from and after the Effective Time become a non-consenting co-owner, decreases resulting from the establishment or amendment from and after the Effective Time of pools or units, decreases in connection with any payouts of non-consent penalties as reflected in Exhibit A-1, and decreases required to allow other working interest owners to make up past underproduction or pipelines to make up past under deliveries; (ii) obligates Seller to bear a percentage of the costs and expenses for the maintenance and development of, and operations relating to, any Unit, Well or other Asset shown in Exhibit A-1 not greater than the “working interest” shown in Exhibit A-1 for such Unit, Well or other Asset without increase throughout the productive life of such Unit, Well or other Asset, except for increases resulting from contribution requirements with respect to non-consenting co-owners under applicable operating agreements and increases that are accompanied by at least a proportionate increase in Seller’s Net Revenue Interest; and (iii) is free and clear of liens, encumbrances, obligations, security interests, irregularities, pledges or other defects (other than Permitted Encumbrances).

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“Deposit” is defined in Section 2.3.

“DOJ” means the Department of Justice.

“DTPA” is defined in Section 11.9(a).

“Easements” is defined in Section 1.2(e).

“Effective Time” is defined in Section 1.4(a).

“Environmental Claim Date” means June 16, 2014.

“Environmental Defect” is defined in Section 4.3.

“Environmental Defect Amount” is defined in Section 4.3.

“Environmental Defect Deductible” means an amount equal to two percent (2%) of the unadjusted Purchase Price.

“Environmental Defect Notice” is defined in Section 4.3.

“Environmental Laws” means, as the same may have been amended, superseded or replaced, any federal, state or local statute, law, regulation, ordinance, rule, order or decree including any rule of common law, relating to (i) the control of any potential pollutant or protection of the environment, including air, water or land, (ii) the generation, handling, treatment, storage, disposal or transportation of waste materials, or (iii) the regulation of or exposure to Hazardous Materials alleged to be harmful, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq. (“CERCLA”); the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq. (“RCRA”); the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq. the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Atomic Energy Act, 42 U.S.C. § 2011 et seq.; and all applicable related law, whether local, state, territorial, or national, of any Governmental Body having jurisdiction over the property in question addressing pollution or protection of human health, safety, natural resources or the environment and all regulations implementing the foregoing. The term “Environmental Laws” includes all judicial and administrative decisions, orders, directives and decrees issued by a Governmental Body pursuant to the foregoing.

“Environmental Liabilities” means any and all Losses, costs (including costs of remediation), damages, damages, settlements, consulting fees, expenses, penalties, fines, fees,

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interest, orphan share, prejudgment and post-judgment interest, court costs, attorneys’ fees, and other liabilities incurred or imposed (i) pursuant to any order, notice of responsibility, directive (including requirements embodied in Environmental Laws), injunction, judgment or similar act (including settlements) by any Governmental Body to the extent arising out of any violation of, or remedial obligation under, any Environmental Laws that are attributable to the ownership or operation of the Assets prior to, on or after the Effective Time or (ii) pursuant to any claim or cause of action by a Governmental Body or other Person for personal injury, property damage, damage to natural resources, remediation or response costs to the extent arising out of any exposure to Hazardous Materials, any violation of, or any remediation or obligation under, any Environmental Laws which is attributable to the ownership or operation of the Assets prior to, on or after the Effective Time.

“Equipment” is defined in Section 1.2(f).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Account” means an escrow account, which shall be established (if required pursuant to the terms hereof) pursuant to the Escrow Agreement.

“Escrow Agreement” means an escrow agreement among Buyer, Seller and an escrow agent mutually agreed between Buyer and Seller.

“Excluded Assets” is defined in Section 1.2(m).

“Excluded Obligations” is defined in Section 11.1.

“Final Adjustment” is defined in Section 9.4(b).

“Final Closing Statement” is defined in Section 9.4(b).

“Final Purchase Price” is defined in Section 9.4(b).

“Final Settlement Date” is defined in Section 9.4(b).

“FTC” means the Federal Trade Commission.

“Fundamental Representations” is defined in Section 11.2(a).

“Geologic Data” means all (i) seismic, geological, geochemical or geophysical data (including cores and other physical samples of materials from wells or tests) belonging to Seller or licensed from third parties relating to the Properties that can be transferred without additional consideration to such third parties (or including such licensed data if Buyer agrees to pay such additional consideration), (ii) interpretations of seismic, geological, geochemical or geophysical data belonging to Seller or licensed from third parties that can be transferred without additional consideration to such third parties (or including such licensed data if Buyer agrees to pay such additional consideration), and (iii) all logs, interpretive data, technical evaluations and technical outputs.

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“Governmental Body” or “Governmental Bodies” means any federal, state, local, tribal municipal or other government; any governmental, quasi-governmental, regulatory or administrative agency, commission, body (including any arbitral body) or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal.

“Governmental Authorizations” means any federal, state, local, and tribal governmental licenses, permits, franchises, orders, exemptions, variances, waivers, authorizations, lease bonds, area wide bonds or other surety bonds, letters of credit, guarantees, certificates, consents, rights, privileges and applications therefore.

“Guaranteed Obligations” is defined in Section 12.1.

“Guarantor” is defined in the preamble hereto.

“Guaranty” is defined in Section 12.1.

“Hazardous Material” means (i) any “hazardous substance,” as defined by CERCLA, (ii) any “hazardous waste” or “solid waste,” in either case as defined by RCRA, and any analogous state statutes, and any regulations promulgated thereunder, (iii) any solid, hazardous, dangerous or toxic chemical, material, waste or substance, within the meaning of and regulated by any applicable Environmental Laws, (iv) any radioactive material, including any naturally occurring radioactive material, and any source, special or byproduct material as defined in 42 U.S.C. 2011 et seq. and any amendments or authorizations thereof, (v) any regulated asbestos-containing materials in any form or condition, (vi) any regulated polychlorinated biphenyls in any form or condition, and (vii) petroleum, petroleum hydrocarbons or any fraction or byproducts thereof.

“Hedges” means any future, forward, derivative, swap, collar, put, call, cap, option or other similar contract, whether oral or written and whether settled physically or financially that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates basis risk or the price of commodities, including Hydrocarbons or securities.

“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976.

“Hydrocarbons” means oil, gas, casinghead gas, condensate and other gaseous and liquid hydrocarbons or any combination thereof and sulphur and other minerals extracted from or produced with the foregoing.

“Imbalance” or “Imbalances” means any over-production, under-production, over-delivery, under-delivery or similar imbalance of Hydrocarbons produced from or allocated to the Assets, regardless of whether such over-production, under-production, over-delivery under-delivery or similar imbalance arises at the wellhead, pipeline, gathering system, transportation system, processing plant or other location.

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“Income Taxes” means all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including, but not limited to, franchise Tax, commercial activity Tax, business and occupation Tax, and any capital gains, alternative minimum Taxes, net worth and any Taxes on items of Tax preference, but not including sales, use, goods and services, real or personal property transfer or other similar Taxes), (ii) multiple bases (including, but not limited to, corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above, or (iii) withholding Taxes measured with reference to or as a substitute for any Tax described in clauses (i) or (ii) above, and (iv) and any penalties, additions to Tax, and interest levied or assessed with respect to a Tax described in (i), (ii), or (iii).

“Indemnified Party” is defined in Section 11.5.

“Indemnifying Party” is defined in Section 11.5.

“Indemnity Deductible” is defined in Section 11.6(b).

“Independent Expert” is defined in Section 4.3.

“Individual Environmental Threshold” means One Hundred Twenty-Five Thousand Dollars ($125,000.00).

“Individual Title Threshold” means One Hundred Twenty-Five Thousand Dollars ($125,000.00).

“Invasive Activity” means any sampling, boring, excavating, drilling or other invasive investigative activity with respect to the Properties.

“Lands” is defined in Section 1.2(a).

“Laws” means all statutes, laws, rules, regulations, ordinances, orders and codes of Governmental Bodies.

“Leases” is defined in Section 1.2(a).

“Losses” means any and all debts, obligations and other liabilities (whether absolute, accrued, contingent, fixed or otherwise, or whether known or unknown, or due or to become due or otherwise), diminution in value, monetary damages, fines, fees, Taxes, penalties, interest obligations, deficiencies, losses and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, reasonable fees and expenses of attorneys, accountants, financial advisors and other experts, and other actual out of pocket expenses incurred in investigating and preparing for or in connection with any Proceeding).

“Lowest Cost Response” means the response required or allowed under Environmental Laws that addresses the condition present at the lowest cost (considered as a whole taking into consideration any material negative impact such response may have on the operations of the

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relevant assets and any potential material additional costs or liabilities that may likely arise as a result of such response) as compared to any other response that is required or allowed under Environmental Laws.

“Material Adverse Effect” means any effect that is material and adverse to the ownership, operation or value of the Assets, taken as a whole, and as currently operated; provided, however, that “Material Adverse Effect” does not include (i) any effect resulting from entering into this Agreement or the announcement of the transactions contemplated by this Agreement; (ii) any effect resulting from changes in general market, economic, financial or political conditions or any outbreak of hostilities or war, (iii) any effect that affects the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally (including changes in commodity prices or general market prices in the Hydrocarbon exploration, production, development, processing, gathering and/or transportation industry generally), and (iv) any effect resulting from a change in Laws or regulatory policies.

“Material Environmental Defect” means an uncured Environmental Defect that exceeds the Individual Environmental Threshold.

“Material Indemnification Matter” is defined in Section 11.6(b).

“Material Title Defect” means an uncured Title Defect that exceeds the Individual Title Threshold.

“Net Revenue Interest” means a share of the Hydrocarbons produced, saved and marketed from any Unit, Well or other Asset shown in Exhibit A-1 (after satisfaction of all royalties, overriding royalties, net profits interests or other similar burdens on or measured by production of Hydrocarbons).

“NORM” means naturally occurring radioactive material.

“Notice Period” is defined in Section 11.5(a).

“Operated Assets” means Assets operated by Seller.

“Permitted Encumbrances” means any or all of the following: (i) Royalties and any overriding royalties, sliding scale royalties, reversionary interests and other burdens on production, to the extent that any such burden does not reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1 or increase Seller’s working interest above that shown in Exhibit A-1 without a proportionate increase in the Net Revenue Interest; (ii) all Leases, unit agreements, pooling agreements, operating agreements, Hydrocarbon production sales contracts, division orders and other contracts, agreements and instruments applicable to the Assets, to the extent that they do not, individually or in the aggregate, reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1 or increase Seller’s working interest above that shown in Exhibit A-1 without a proportionate increase in the Net Revenue Interest; (iii) Preference Rights set forth on Schedule 7.7 and solely to the extent addressed by the procedures set forth in Section 7.7; (iv) Transfer Requirements applicable to this or any future transactions, but solely to

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the extent the failure or inability to satisfy any such Transfer Requirement will not result in the termination or other material impairment of any rights in relation to the related Asset; (v) liens for current Taxes or assessments not yet delinquent or, if delinquent, being contested in good faith in the normal course of business through appropriate proceedings; (vi) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business for amounts not yet delinquent (including any amounts being withheld as provided by Law); (vii) all rights to consent by, required notices to, filings with, or other actions by Governmental Bodies in connection with the sale or conveyance of the Assets or interests therein pursuant to this or to any future transaction if they are not required or customarily obtained prior to the sale or conveyance; (viii) rights of reassignment arising upon final intention to abandon or release the Assets, or any of them; (ix) easements, rights-of-way, servitudes, permits, surface leases and other rights in respect of surface operations, to the extent that they do not (A) reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1, (B) increase Seller’s working interest above that shown in Exhibit A-1 without a proportionate increase in Net Revenue Interest, or (C) detract in any material respect from the value of, or interfere in any material respect with the use, ownership or operation of, the Assets subject thereto or affected thereby (as currently used, owned and operated) and which would be acceptable by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties; (x) calls on Hydrocarbon production under existing Contracts; (xi) all rights reserved to, or vested in, any Governmental Body to control or regulate any of the Assets in any manner, and all obligations and duties under all applicable Laws or under any franchise, grant, license or permit issued by any such Governmental Body; (xii) any encumbrance affecting the Assets that is discharged by Seller at or prior to Closing; (xiii) any liens, charges, encumbrances, defects or irregularities that do not, individually or in the aggregate, detract in any material respect from the value of, or interfere in any material respect with the use or ownership of, the Assets subject thereto or affected thereby (as currently used or owned), which would be accepted by a reasonably prudent purchaser engaged in the business of owning and operating oil and gas properties, and which do not reduce Seller’s Net Revenue Interest below that shown in Exhibit A-1, or increase Seller’s working interest above that shown in Exhibit A-1 without a proportionate increase in Net Revenue Interest; (xiv) matters that would otherwise be considered Title Defects but that do not meet the Individual Title Threshold; (xv) Imbalances associated with the Assets; (xvi) liens granted under applicable joint operating agreements for amounts not yet delinquent; (xvii) Title Defects expressly waived by Buyer in writing; and (xviii) any matters set forth on Schedule 1 to this Agreement.

“Person” means any individual, firm, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization, Governmental Body or any other entity.

“Personal Property” is defined in Section 1.2(g).

“Pipelines” is defined in Section 1.2(g).

“Preference Property” is defined in Section 7.7(b).

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“Preference Right” means any right or agreement that enables any Person to purchase or acquire any Asset or any interest therein or portion thereof as a result of or in connection with (i) the sale, assignment or other transfer of any Asset or any interest therein or portion thereof or (ii) the execution or delivery of this Agreement or the consummation or performance of the terms and conditions contemplated by this Agreement.

“Preliminary Closing Statement” is defined in Section 9.4(a).

“Proceeding” is defined in Section 5.7.

“Properties” is defined in Section 1.2(c).

“Property Costs” is defined in Section 1.4(b).

“Purchase Price” is defined in Section 2.1.

“Records” is defined in Section 1.2(j).

“REGARDLESS OF FAULT” means WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, INCLUDING, EVEN THOUGH A CLAIM IS CAUSED IN WHOLE OR IN PART BY:

THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE OR PASSIVE BUT NOT GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), STRICT LIABILITY, OR OTHER FAULT OF THE SELLER INDEMNIFIED PERSONS OR BUYER INDEMNIFIED PERSONS; AND/OR

A PRE-EXISTING DEFECT, WHETHER PATENT OR LATENT, OF THE PREMISES OF BUYER’S PROPERTY OR SELLER’S PROPERTY (INCLUDING WITHOUT LIMITATION THE ASSETS), INVITEES AND/OR THIRD PARTIES; AND/OR

THE UNSEAWORTHINESS OF ANY VESSEL OR UNAIRWORTHINESS OF ANY AIRCRAFT OF A PARTY WHETHER CHARTERED, OWNED, OR PROVIDED BY THE BUYER INDEMNIFIED PERSONS, SELLER INDEMNIFIED PERSONS, INVITEES AND/OR THIRD PARTIES.

“Retained Asset” is defined in Section 7.7(c).

“Retained Employee Liabilities” means any liabilities of Seller or any of its Affiliates (i) to employees of Seller or any of its Affiliates arising under the Worker Adjustment and Retraining Notification Act of 1988, as amended (or similar state or local law), as a result of actions taken by Seller or any of its Affiliates on or prior to the Closing, (ii) arising out of claims by or on behalf of employees of Seller or any of its Affiliates with respect to events that occur on or prior to the Closing and that relate to their employment with, or the terminations of their employment from, Seller, (iii) with respect to employees of Seller or any of its Affiliates arising

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under any “employee benefit plan” (as defined in Section 3(3) of ERISA) that is or has been sponsored by, contributed to, or maintained by, Seller or any of its Affiliates, or (iv) arising under ERISA for which Buyer may have any liability under ERISA solely as a result of the consummation of the transactions contemplated by this Agreement.

“Royalty Liabilities” is defined in Section 11.1(iii).

“Seller” is defined in the preamble hereto.

“Seller Indemnified Persons” is defined in Section 11.4.

“Seller Operated Assets” shall mean Assets operated by Seller.

“Tax Returns” means any report, return, declaration, information statement, payee statement, claim for refund, or other information, or any amendment thereof, required to be provided to any Governmental Body with respect to Taxes, including any return of an affiliated, combined or unitary group, and any and all work papers, schedules, and attachments relating thereto.

“Taxes” means all federal, state, local and foreign income, profits, franchise, sales, use, ad valorem, property, severance, production, excise, stamp, documentary, real property transfer or gain, gross receipts, goods and services, registration, capital, transfer, value added, payroll, employment, unemployment, social security, disability or withholding taxes, escheat or unclaimed property obligations, customs duties or other governmental taxes, fees or charges imposed by any taxing authority, including any interest, penalties or additional amounts which may be imposed with respect thereto.

“Termination Date” means July 31, 2014.

“Third Party Claim” is defined in Section 11.5(a).

“Title Arbitrator” is defined in Section 3.2(f).

“Title Benefit” means any right, circumstance or condition that operates to (i) increase the Net Revenue Interest of Seller in any Unit, Well or other Asset shown on Exhibit A-1, without causing a greater than proportionate increase in Seller’s working interest above that shown in Exhibit A-1 as of the Effective Time or (ii) decrease the working interest of Seller in any Unit, Well or other Asset shown on Exhibit A-1, without causing a greater than proportionate decrease in Seller’s Net Revenue Interest shown in Exhibit A-1 as of the Effective Time.

“Title Benefit Amount” is defined in Section 3.2(e).

“Title Benefit Notice” is defined in Section 3.2(b).

“Title Claim Date” means June 16, 2014.

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“Title Defect” means any lien, charge, encumbrance, obligation (including contract obligation), defect, or other matter (including without limitation a discrepancy in Net Revenue Interest or working interest) that causes Seller not to have Defensible Title in and to the Units, Wells or other Assets shown on Exhibit A-1 as of the Effective Time and the Closing; provided that the following do not constitute Title Defects:

(i) defects based solely on (A) lack of information in Seller’s files, or (B) references to a document(s) if such document(s) is not in Seller’s files;

(ii) defects arising out of lack of corporate or other entity authorization unless Buyer provides affirmative evidence that the action was not authorized and results in another Person’s superior claim of title to the relevant Asset;

(iii) defects based on failure to record Leases issued by any state or federal Governmental Body, or any assignments of such Leases, in the real property, conveyance or other records of the county or parish in which such Property is located;

(iv) defects based on failure to record Leases issued by any state or federal Governmental Body, or any assignments of such Leases, in the real property, conveyance or other records of the state or federal Governmental Body in which such Property is located; provided, that such Leases or assignments were filed in the real property, conveyance or other records of the county or parish in which such Property is located; and provided further, that title to such Property, as reflected in the real property, conveyance or other records of state or federal Governmental Body in which such Property is located, is vested in Seller’s predecessor(s) in interest;

(v) defects based on failure to record Easements in the real property, conveyance or other records of the county or parish in which such Property is located;

(vi) defects based on a gap in Seller’s chain of title in the county or parish records as to Leases, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain (which documents must be included in a Title Defect Notice);

(vii) defects that have been cured by applicable Laws of limitation or prescription;

(viii) defects arising out of a lack of survey;

(ix) defects identified in this Agreement (including on any Schedule or Exhibit hereto) or otherwise known by Buyer prior to executing this Agreement;

(x) defects based on a lack of “Record Title” in the real property, conveyance or other records of state or federal Governmental Body in which such Property is located; provided, that Seller possesses “Operating Rights” or a Working Interest in the relevant Property; and

(xi) defects based on the actual or potential affects a sliding scale royalty and/or step scale royalty may have on the Net Revenue Interest or working interest in and to any Well, Unit or other Asset.

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“Title Defect Amount” is defined in Section 3.2(d)(i).

“Title Defect Deductible” means an amount equal to two percent (2%) of the unadjusted Purchase Price.

“Title Defect Notice” is defined in Section 3.2(a).

“Title Defect Property” is defined in Section 3.2(a).

“Transfer Requirement” means any consent, approval, authorization or permit of, or filing with or notification to, any Person that is required to be obtained, made or complied with for or in connection with any sale, assignment or transfer of any Asset or any interest therein; provided, however, that “Transfer Requirement” does not include any consent of, notice to, filing with, or other action by any Governmental Body in connection with the sale or conveyance of oil and/or gas leases or interests therein or Easements or interests therein, if they are not required prior to the assignment of such oil and/or gas leases, Easements or interests or they are customarily obtained subsequent to the sale or conveyance (including consents from state agencies).

“Transfer Taxes” is defined in Section 13.3.

“Units” is defined in Section 1.2(c).

“Wells” is defined in Section 1.2(b).

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PURCHASE AND SALE AGREEMENT

This Purchase and Sale Agreement is executed on May 6, 2014, by and between MERIT MANAGEMENT PARTNERS I, L.P. and MERIT ENERGY PARTNERS III, L.P., each a Delaware limited partnership, and MERIT ENERGY COMPANY, LLC, a Delaware limited liability company (collectively, “Seller”), ARP RANGELY PRODUCTION, LLC, a Delaware limited liability company (“Buyer”), and ATLAS RESOURCE PARTNERS, L.P., a Delaware limited partnership (“Guarantor”).

RECITALS

A. Seller owns various oil and gas properties, either of record or beneficially, more fully described in the exhibits hereto.

B. Seller desires to sell to Buyer and Buyer desires to purchase from Seller the properties and rights of Seller described in this Agreement, in the manner and upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual promises, representations, warranties, covenants, conditions and agreements contained in this Agreement, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound by the terms of this Agreement, agree as follows:

ARTICLE 1

THE TRANSACTION

Section 1.1 Purchase and Sale.

At the Closing, and upon the terms and subject to the conditions of this Agreement, Seller will sell, transfer and convey the Assets to Buyer and Buyer will purchase, accept and pay for the Assets and assume the obligations attributable to the Assets (including the Assumed Obligations).

Section 1.2 Assets.

The term “Assets” means, subject to the terms and conditions of this Agreement, all of Seller’s right, title, interest and estate, real or personal, recorded or unrecorded, movable or immovable, tangible or intangible, in and to the following (but excluding the Excluded Assets):

(a) All of (i) the oil and gas leases; subleases and other leaseholds; net profits interests; carried interests; farmout rights; options; and other properties and interests described on Exhibit A (collectively, the “Leases”), together with each and every kind and character of right, title, claim and interest that Seller has in and to the lands covered by the Leases or the lands currently pooled, unitized, communitized or consolidated therewith (the “Lands”);

(b) All oil, gas, water, disposal or injection wells located on or associated with the Lands, whether producing, shut-in, abandoned or temporarily abandoned, and including, even to the extent not located on the Lands, the wells shown on Exhibit A-1, whether producing, shut-in, abandoned or temporarily abandoned (collectively, the “Wells”);

(c) All interest of Seller derived from the Leases in or to any currently existing pools or units that include any Lands or all or a part of any Leases or include any Wells, including (even to the extent not located on the Lands) those pools or units shown on Exhibit A-1 (the “Units”; the Units, together with the Leases, Lands and Wells, are referred to in this Agreement as the “Properties”), and including all interest of Seller derived from the Leases in production of Hydrocarbons from any such Unit, whether such Unit production of Hydrocarbons comes from Wells located on or off of a Lease, and all tenements, hereditaments and appurtenances belonging to the Leases and Units;

(d) All contracts, agreements and instruments by which the Properties are bound, or that relate to or are otherwise applicable to the Properties, only to the extent such contracts are valid and existing and applicable to the Properties rather than Seller’s other properties, including, but not limited to, operating agreements, unitization, pooling and communitization agreements, declarations and orders, joint venture agreements, farmin and farmout agreements, exploration agreements, participation agreements, exchange agreements, transportation or gathering agreements, agreements for the sale and purchase of oil, gas, casinghead gas or processing agreements to the extent applicable to the Properties or the Hydrocarbons produced from the Properties, including those identified on Schedule 1.2(d) (collectively referred to as “Contracts”), but excluding any contracts, agreements and instruments to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.7 and provided that the defined term “Contracts” does not include the instruments constituting the Leases or Easements;

(e) All easements, permits, licenses, servitudes, rights-of-way, surface leases and other surface rights (“Easements”) appurtenant to, and used or held for use in connection with the Properties (including those identified on Schedule 1.2(e)), but excluding any permits and other rights to the extent transfer is restricted by third-party agreement or applicable Law and the necessary consents to transfer are not obtained pursuant to Section 7.7;

(f) All equipment, machinery, fixtures and other tangible personal property (other than vehicles or vessels that are addressed specifically by Section 1.2(k)) and improvements located on the Properties owned by Seller and used or held for use primarily in connection with the operation of the Properties (collectively, “Equipment”);

(g) All flow lines, pipelines gathering systems and appurtenances thereto located on the Properties or used, or held for use, in connection with the operation of the Properties (“Pipelines” and, together with the Equipment and Wells, “Personal Property”);

(h) All Hydrocarbons produced from or attributable to the Properties from and after the Effective Time;

(i) All Imbalances;

(j) All lease files; land files; well files; gas and oil sales contract files; gas processing files; division order files; abstracts; title opinions; land surveys; logs; maps; engineering data and reports; interpretive data, technical evaluations and technical outputs; and other books, records, data, files, and accounting records, in each case to the extent related to the Assets, or used or held for use in connection with the maintenance or operation thereof, but excluding (i) any books, records, data, files, logs, maps, evaluations, outputs and accounting records to the extent disclosure or transfer would result in a violation of applicable Law or is restricted by any Transfer Requirement that is not satisfied pursuant to Section 7.7, (ii) computer or communications software or intellectual property (including tapes, codes, data and program documentation and all tangible manifestations and technical information relating thereto), (iii) attorney-client privileged communications and work product of Seller’s or any of its Affiliates’ legal counsel (other than title opinions), (iv) reserve studies and evaluations, and (v) records relating to the negotiation and consummation of the sale of the Assets (subject to such exclusions, the “Records”); provided, however, that Seller may retain the originals of such Records as Seller has reasonably determined may be required for existing litigation, tax, accounting, and auditing purposes;

(k) Those vehicles and vessels specifically listed on Schedule 1.2(k);

(l) All Geological Data listed on Schedule 1.2(l); and

(m) The Raven Ridge pipeline.

Section 1.3 Excluded Assets.

Notwithstanding the foregoing, the Assets do not include, and there is excepted, reserved and excluded from the purchase and sale contemplated in this Agreement (collectively, the “Excluded Assets”):

(a) all corporate, partnership, limited liability company, financial, income and franchise tax and legal records of Seller that relate to Seller’s business generally (whether or not relating to the Assets), and all books, records and files that relate to the Excluded Assets and those records retained by Seller pursuant to Section 1.2(j) and copies of any other Records retained by Seller pursuant to Section 1.5

(b) all reserve estimates and economic estimates;

(c) all rights to any refund of Taxes or other costs or expenses borne by Seller or Seller’s predecessors in interest and title attributable to periods prior to the Effective Time;

(d) Seller’s area-wide bonds, permits and licenses or other permits, licenses or authorizations used in the conduct of Seller’s business generally;

(e) those items listed in Schedule 1.3(e);

(f) all trade credits, carbon dioxide Emission Reduction Credits, account receivables, note receivables, take-or-pay amounts receivable, and other receivables attributable to the Assets with respect to any period of time prior to the Effective Time;

(g) all work product of Seller’s attorneys, records relating to the negotiation and consummation of the transactions contemplated hereby and documents and instruments that are subject to the attorney-client privilege;

(h) all claims and causes of action (including any claims for insurance proceeds) arising from acts, omissions or events or damage to or destruction of property with respect to all periods prior to the Effective Time;

(i) except to the extent specifically provided in Section 1.2(k), all right, title and interest of Seller in and to vehicles or vessels used in connection with the Assets;

(j) any agreements excluded from the definition of “Contracts” in Section 1.2(d);

(k) all rights, titles, claims and interests of Seller or any Affiliate of Seller (i) to or under any policy or agreement of insurance or any insurance proceeds; except to the extent provided in Section 3.3, and (ii) to or under any bond or bond proceeds;

(l) any patent, patent application, logo, service mark, copyright, trade name, trademark or other intellectual property of or associated with Seller or any Affiliate of Seller or any business of Seller or of any Affiliate of Seller;

(m) All Hedges that bind Seller or any of the Assets;

(n) except to the extent specifically provided in Section 1.2(l), all Geologic Data; and

(o) any offices, office leases or personal property that are not directly related to the Assets.

Section 1.4 Effective Time; Proration of Costs and Revenues.

(a) Subject to Section 1.5, possession of the Assets will be transferred from Seller to Buyer at the Closing, but for purposes of the adjustments made to the Closing Statements certain financial benefits and burdens of the Assets are deemed transferred effective as of 7:00 A.M., local time, on April 1, 2014 (the “Effective Time”), as described below.

(b) “Earned” and “incurred,” as used in this Agreement, are to be interpreted in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards, as applicable. “Property Costs” means all costs attributable to the ownership and operation of the Assets (including without limitation costs of insurance relating specifically to the Assets, royalties and overriding royalties payable on account of production from the Assets, and ad valorem, property, severance, Hydrocarbon production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom, but excluding any other Taxes) and capital expenditures incurred in the ownership and operation of the Assets in the ordinary course of business and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Assets under the relevant operating agreement or unit agreement, if any, by unaffiliated third parties and, with respect to Assets operated by Seller, One Hundred Thousand Dollars ($100,000) per month (prorated for any partial months as applicable), but excluding without limitation liabilities, losses, costs and expenses attributable to (i) claims for personal injury or death, property damage or violation of any Law, (ii) obligations to plug wells or dismantle, abandon and salvage facilities, (iii) obligations to remediate any contamination of groundwater, surface water, soil, Equipment or Pipelines under applicable Environmental Laws, (iv) obligations to furnish make-up gas according to the terms of applicable gas sales, gathering or transportation contracts, and (v) gas balancing obligations. Determination of whether Property Costs are attributable to the period before or after the Effective Time for purposes of the adjustments in the Closing Statements is based on when services are rendered, when the goods are delivered or when the work is performed. For clarification, the date an item or work is ordered is not the date of a transaction for settlement purposes in the Closing Statements, but rather the date on which the item ordered is delivered to the job site, or the date on which the work ordered is performed, is the relevant date. For purposes of allocating Hydrocarbon production (and accounts receivable with respect thereto), (i) liquid Hydrocarbons are deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the pipeline connecting into the storage facilities into which they are run and (ii) gaseous Hydrocarbons are deemed to be “from or attributable to” the Leases, Units and Wells when they pass through the delivery point sales meters on the pipelines through which they are transported. Seller may utilize reasonable interpolative procedures to arrive at an allocation of Hydrocarbon production when exact meter readings or gauging and strapping data is not available. Seller will provide to Buyer, no later than three (3) Business Days prior to Closing, all data necessary to support any estimated allocation, for purposes of establishing the adjustment to the Purchase Price pursuant to Section 2.2 used to determine the Closing Payment for purposes of the Preliminary Closing Statement. Taxes, right-of-way fees, insurance premiums and the Property Costs that are paid periodically will be prorated based on the number of days in the applicable period falling before and the number of days in the applicable period falling at or after the Effective Time, except that Hydrocarbon production, severance and similar Taxes will be prorated based on the number of units actually produced, purchased or sold or proceeds of sale, as applicable, before, and at or after, the Effective Time.

Section 1.5 Delivery of Records.

Seller, at Buyer’s sole cost and expense, will cause the Records to be delivered to Buyer within sixty (60) days following Closing. Other than any original Records retained by Seller pursuant to Section 1.2(j), Buyer is entitled to all original Records maintained by Seller. Seller may keep a copy or copies of all Records.

ARTICLE 2

PURCHASE PRICE

Section 2.1 Purchase Price.

The purchase price for the Assets (the “Purchase Price”) is FOUR HUNDRED TWENTY MILLION DOLLARS ($420,000,000.00) payable in United States currency by wire transfer in same day funds as and when provided in this Agreement and as adjusted pursuant to Section 2.2.

Section 2.2 Adjustments to Purchase Price.

For purposes of the Closing Statements, the Purchase Price for the Assets will be adjusted as follows (with such adjustments being made so as not to give any duplicative effect) with all such amounts being determined in accordance with generally accepted accounting principles and Council of Petroleum Accountants Society (COPAS) standards currently in effect:

(a) Upward Adjustments: The Purchase Price will be increased by:

(i)	the aggregate amount of the following proceeds actually received by Buyer: (A) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of Hydrocarbon production, gathering, processing and transportation costs and any Hydrocarbon production, severance, sales or excise Taxes not reimbursed to Buyer by the purchaser of Hydrocarbon production) produced from or attributable to the Properties for periods prior to the Effective Time, and (B) other proceeds earned with respect to the Assets for periods prior to the Effective Time;

(ii)	the amount of all Property Costs attributable to the period after the Effective Time and other costs attributable to the ownership and operation of the Assets for the period after the Effective Time that are actually paid by Seller or netted from Seller’s revenue (including the Cash Call Amounts and/or any overhead costs under Section 1.4 deemed charged to the Assets with respect to the Adjustment Period even though not actually paid), except any Property Costs and other such costs already deducted in the determination of proceeds in Section 2.2(a)(i);

(iii)	the value of the amount of merchantable Hydrocarbons stored in tanks and pipelines attributable to the ownership and operation of the Assets that belong to Seller as of the Effective Time (which value will be computed at the applicable third-party contract prices for the month of March 2014 for such stored Hydrocarbons);

(iv)	the actual net aggregate Imbalances, if any, owed by third parties to Seller as of the Effective Time multiplied by a price of $3.00 per MMBtu; and

(v)	any amount agreed upon by Buyer and Seller in writing.

(b) Downward Adjustments: The Purchase Price will be decreased by:

(i)	the aggregate amount of the following proceeds actually received by Seller: (A) proceeds from the sale of Hydrocarbons (net of any royalties, overriding royalties or other burdens on or payable out of Hydrocarbon production, gathering, processing and transportation costs and any Hydrocarbon production, severance, sales or excise Taxes not reimbursed to Seller by the purchaser of Hydrocarbon production) produced from or attributable to the Properties during the period after the Effective Time, and (B) other proceeds earned with respect to the Assets during the period after the Effective Time;

(ii)	the amount of all unpaid Property Costs attributable to the period prior to the Effective Time actually paid by Buyer or netted from Buyer’s revenue;

(iii)	to the extent provided in Section 7.7 with respect to Preference Rights and Retained Assets;

(iv)	the Title Defect Amount with respect to such Material Title Defect for which the Title Defect Amount has been determined if Seller makes the election under Section 3.2(d)(i) with respect to a Material Title Defect, subject to the Title Defect Deductible and offset by any Title Benefits;

(v)	the Environmental Defect Amount with respect to each Material Environmental Defect if the Environmental Defect Amount has been determined, subject to the Environmental Defect Deductible;

(vi)	the actual net aggregate Imbalances, if any, owed by Seller to third-parties, as of the Effective Time multiplied by a price of $3.00 per MMBtu;

(vii)	to the extent provided in Section 3.2(d)(ii) for any Properties excluded from the Assets pursuant to Section 3.2(d)(ii); and

(viii)	any amount agreed upon by Buyer and Seller in writing.

Each adjustment made pursuant to Section 2.2(a)(i) satisfies, up to the amount of the adjustment, Buyer’s entitlement to Hydrocarbon production from or attributable to the Properties during the Adjustment Periods, and to the value of other income, proceeds, receipts and credits earned with respect to the Assets during the Adjustment Period, and as such, Buyer has no separate rights to receive any Hydrocarbon production or income, proceeds, receipts and credits with respect to which an adjustment has been made. Similarly, the adjustment described in Section 2.2(a)(ii) satisfies, up to the amount of the adjustment, Buyer’s obligation to pay Property Costs and other costs attributable to the ownership and operation of the Assets that are incurred during the Adjustment Period, and as such, notwithstanding anything in this Agreement to the contrary, Buyer has no separate obligation to pay for any Property Costs or other such costs with respect to which an adjustment has been made.

Section 2.3 Deposit.

Within one (1) Business Day of the execution of this Agreement, Buyer shall pay to Seller an earnest money deposit in an amount equal to five percent (5%) of the Purchase Price (the “Deposit”). The Deposit is non-interest bearing and will be applied against the Purchase Price if the Closing occurs or otherwise distributed in accordance with the terms of this Agreement.

Section 2.4 Allocated Values.

Buyer and Seller agree that Buyer has allocated the unadjusted Purchase Price among the Assets in the amounts set forth in Exhibit C. The “Allocated Value” for any Asset equals the portion of the unadjusted Purchase Price allocated to such Asset on Exhibit C and such Allocated Value will be used in calculating adjustments to the Purchase Price as provided in this Agreement. Within 60 days following Closing Date, Buyer shall provide to Seller an allocation (consistent with the allocations on Exhibit C) of the Adjusted Purchase Price among the Assets for financial accounting, federal income tax purposes in accordance with Section 1060 of the Code and any applicable state Tax purposes. Buyer and Seller shall each file a Form 8594 (Asset Acquisition Statement Under Section 1060) on a timely basis, reporting an allocation of the Adjusted Purchase Price consistent with such allocation. Buyer and Seller shall not take any position on their respective federal or applicable state Tax returns or otherwise that is inconsistent with the allocation of the Adjusted Purchase Price as so agreed or as adjusted as the result of any subsequent increase or decrease in the Adjusted Purchase Price.

ARTICLE 3

TITLE MATTERS

Section 3.1 Seller’s Title.

(a) Except for the special warranty of title referenced in Section 3.1(b), Seller makes no warranty or representation, express, implied, statutory or otherwise, with respect to Seller’s title to any of the Assets. The sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets before Closing, is as set forth in Section 3.2(d). The sole remedy for any defect of title, including any Title Defect, with respect to any of the Assets after Closing, will be pursuant to the special warranty of title referenced in Section 3.1(b).

(b) At Closing, Seller will deliver to Buyer a conveyance covering the Assets substantially in the form of Exhibit B (the “Conveyance”). The Conveyance contains a special warranty of Defensible Title to the Units and Wells shown on Exhibit A-1 by, through and under Seller and its Affiliates, but not otherwise, and subject to the Permitted Encumbrances. OTHER THAN THE SPECIAL WARRANTY OF DEFENSIBLE TITLE, THE UNITS, AND WELLS ARE CONVEYED WITHOUT WARRANTY OF TITLE OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY OR OTHERWISE. Buyer’s protection under Sellers’s special warranty of title in the Conveyance is limited to the Allocated Value of any of the Units and Wells as set forth on Exhibit D.

(c) Buyer is not entitled to protection under Seller’s special warranty of title in the Conveyance against any Title Defect reported by Buyer under Section 3.2(a) and/or any Title Defect known by Buyer or any of its Affiliates prior to the Title Claim Date.

(d) Notwithstanding anything to the contrary in this Agreement, if any matter that could result in the breach of any representation or warranty of Seller set forth in Article 5 could also have been raised as a Title Defect under this Article 3, then Buyer may only assert such matter as a Title Defect to the extent permitted by this Article 3, and is precluded from also asserting such matter as the basis of the breach of any such representation or warranty.

Section 3.2 Notice of Title Defect Adjustments.

(a) Buyer will give Seller written notice of any Title Defect Buyer asserts under this Agreement (each a “Title Defect Notice”) on or before 5:00 p.m. central standard time on the Title Claim Date; provided, however, that Buyer will furnish Seller, at least once every two (2) weeks following the date of this Agreement until the Title Claim Date, with a Title Defect Notice if Buyer or its Affiliates discover or learn of any Title Defect during such two (2) week period. To be valid, each Title Defect Notice must include (i) a description of the alleged Title Defect(s), (ii) the individual Units, Wells or other Assets in Exhibit A-1 affected by the Title Defect (each a “Title Defect Property”), (iii) the Allocated Value of each Title Defect Property, (iv) supporting documents reasonably necessary for Seller (as well as any title attorney or examiner hired by Seller) to verify the existence of the alleged Title Defect(s), and (v) the amount by which Buyer reasonably believes the Allocated Value of each Title Defect Property is reduced by the alleged Title Defect(s) and the computations and information upon which Buyer’s belief is based. Notwithstanding any other provision of this Agreement to the contrary, any Title Defects not asserted by Buyer in a valid, bona fide Title Defect Notice delivered to Seller prior to the Title Claim Date are deemed to be waived.

(b) Seller has the right, but not the obligation, to deliver to Buyer on or before the Title Claim Date, with respect to each Title Benefit, a notice (a “Title Benefit Notice”) including (i) a description of the Title Benefit, (ii) the Units, Wells or other Assets in Exhibit A-1 affected, (iii) the Allocated Values of the Units, Wells or other Assets in Exhibit A-1 subject to such Title Benefit and (iv) the amount by which Seller reasonably believes the Allocated Value of those Units, Wells or other Assets is increased by the Title Benefit, and the computations and information upon which Seller’s belief is based. Seller is deemed to have waived all Title Benefits of which it has not given notice to Buyer on or before the Title Claim Date.

(c) Subject to Section 3.2(d)(iii), Seller has the right, but not the obligation, to attempt, at its sole cost, to cure or remove at any time prior to Closing (the “Cure Period”), unless the parties otherwise agree, any Title Defects of which it has been advised in a valid Title Defect Notice by Buyer.

(d) Remedies for Title Defects.

If any Title Defect is not waived by Buyer or cured on or before Closing, subject to the parties’ rights under Section 3.2(h)(iii), Seller will elect to have one of the following remedies apply:

(i)	subject to the Individual Title Threshold and the Title Defect Deductible, reduce the Purchase Price by an amount agreed upon (“Title Defect Amount”) pursuant to Section 3.2(g) by Buyer and Seller as being the value of such Title Defect, taking into consideration the Allocated Value of the Property subject to such Title Defect, the portion of the Property subject to such Title Defect and the legal effect of such Title Defect on the Property affected thereby; provided, however, that the methodology, terms and conditions of Section 3.2(g) control any such determination;

(ii)	retain the Property, or portion or percentage of the Property, that is subject to such Title Defect, together with all associated Assets (and such Property and Assets shall be excluded from the Assets for the purposes of this Agreement) and reduce the Purchase Price by an amount equal to the Allocated Value associated therewith; or

(iii)	at Closing, have Buyer deposit into the Escrow Account the full Allocated Value of the Property that is subject to such Title Defect and exclude such Property from transfer at Closing (and the Purchase Price paid to Seller at the Closing shall be adjusted downward by such Allocated Value). Seller will then have 180 days after Closing in which to cure the Title Defect. Any Property so excluded from the initial Closing will be conveyed to Buyer at a delayed Closing within ten (10) days following the date that the Title Defect is cured, at which time Seller will be entitled to withdraw the full Allocated Value of the Property from the Escrow Account, subject to the Purchase Price adjustments thereto under Section 1.4 and Section 2.2, and provided further that if multiple delayed Closings are contemplated as a result of this provision and/or Section 7.7(c), the delayed Closings may be consolidated on dates mutually agreeable to the parties. If Seller is unable to cure the Title Defect within 180 days of the initial Closing, then, at Seller’s election, one of the remedies set forth in Section 3.2(d)(i), or Section 3.2(d)(ii) will be the sole remedy for such Title Defect. All other provisions of Section 3.2(h)(iii) will apply as written and the Title Expert will be selected within fifteen (15) Business Days of the end of the 180 day cure period.

(e) With respect to each Unit, Well or other Asset in Exhibit A-1 affected by Title Benefits reported under Section 3.2(b), any reduction to the Purchase Price for Title Defect Amounts will be offset by an amount (the “Title Benefit Amount”) equal to the increase in the Allocated Value for such Unit, Well or other Asset in Exhibit A-1 caused by such Title Benefits, as determined pursuant to Section 3.2(h).

(f) Section 3.2(d) is the exclusive right and remedy of Buyer with respect to Title Defects asserted by Buyer pursuant to Section 3.2(a). Section 3.2(e) is the exclusive right and remedy of Seller with respect to Title Benefits asserted by Seller pursuant to Section 3.2(b).

(g) The Title Defect Amount resulting from a Title Defect is the amount by which the Allocated Value of the Title Defect Property is reduced as a result of the existence of such Title Defect and will be determined in accordance with the following methodology, terms and conditions:

(i)	if Buyer and Seller agree on the Title Defect Amount, that amount is the Title Defect Amount;

(ii)	if the Title Defect is a lien, encumbrance or other charge that is undisputed and liquidated in amount, then the Title Defect Amount is the amount necessary to be paid to remove the Title Defect from the Title Defect Property;

(iii)	if the Title Defect represents a discrepancy between (A) the Net Revenue Interest for any Title Defect Property and (B) the Net Revenue Interest stated on Exhibit A-1, then the Title Defect Amount is the product of the Allocated Value of such Title Defect Property multiplied by a fraction, the numerator of which is the Net Revenue Interest decrease and the denominator of which is the Net Revenue Interest stated on Exhibit A-1;

(iv)	if the Title Defect represents an obligation, encumbrance, burden or charge upon or other defect in title to the Title Defect Property of a type not described in subsections (i), (ii) or (iii) above, the Title Defect Amount will be determined by taking into account the Allocated Value of the Title Defect Property, the portion of the Title Defect Property affected by the Title Defect, the legal effect of the Title Defect, the potential economic effect of the Title Defect over the life of the Title Defect Property, the values placed upon the Title Defect by Buyer and Seller and such other factors as are necessary to make a proper evaluation; provided, however, that if such Title Defect is reasonably capable of being cured, the Title Defect Amount may not be greater than the reasonable cost and expense of curing such Title Defect;

(v)	the Title Defect Amount with respect to a Title Defect Property will be determined without duplication of any costs or losses included in another Title Defect Amount hereunder; and

(vi)	notwithstanding anything to the contrary in this Article 3, the aggregate Title Defect Amounts attributable to the effects of all Title Defects upon any Title Defect Property may not exceed the Allocated Value of the Title Defect Property.

(h) Title Benefit Amount. The Title Benefit Amount resulting from a Title Benefit will be determined in accordance with the following methodology, terms and conditions:

(i)	if Buyer and Seller agree on the Title Benefit Amount, then that amount is the Title Benefit Amount; and

(ii)	if the Title Benefit represents a benefit in title of a type not described above, the Title Benefit Amount will be determined by taking into account the Allocated Value of the affected property, the portion of the subject property affected by the Title Benefit, the legal effect of the Title Benefit, the potential economic effect of the Title Benefit over the life of the subject property, the values placed upon the Title Benefit by Buyer and Seller and such other reasonable factors as are necessary to make a proper evaluation.

(iii)

Seller and Buyer will attempt in good faith to agree on all Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts at least two Business Days prior to Closing. If Seller and Buyer are unable to agree by Closing, the aggregate of all alleged and unresolved Title Defect Amounts (as asserted by Buyer) will be deposited into the Escrow Account by Buyer and the Purchase Price paid to Seller at Closing will be adjusted downward by such amount, and the Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts in dispute will be exclusively and finally resolved by arbitration pursuant to this Section 3.2(h)(iii). A single arbitrator, who is a title attorney with at least ten (10) years experience in oil and gas titles involving properties in the regional area in which the Properties are located, will be selected by mutual agreement of Buyer and Seller within fifteen (15) Business Days after the end of the Cure Period (the “Title Arbitrator”). The arbitration proceeding will be held in Dallas, Texas and conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section. The Title Arbitrator’s determination will be made within fifteen (15) Business Days after submission of the matters in dispute and will be final and binding upon both parties, without right of appeal. In making his or her determination, the Title Arbitrator will be bound by the rules set forth in Section 3.2(g) and Section 3.2(h) but may consider such other matters as in the opinion of the Title Arbitrator are necessary or helpful to make a proper determination. Additionally, the Title Arbitrator may consult with and engage disinterested third parties to advise the arbitrator, including without limitation petroleum engineers. The Title Arbitrator will act as an expert for the limited purpose of determining the existence and, if applicable, amount, of the specific disputed Title Defects, Title Benefits, Title Defect Amounts and Title Benefit Amounts submitted by either party and may not award damages, interest or penalties to either party with respect to any matter. Each party may submit only one Title Defect Amount with respect to each alleged Title Defect and one Title Benefit Amount with respect to each Title Benefit (provided that the foregoing should not be construed to preclude a party from also arguing against, and the Title Arbitrator determining, the existence of a Title Defect or a Title Benefit). Seller and Buyer will each bear its own legal fees and other costs of presenting its case. Each party will bear one-half of the costs and expenses of the Title Arbitrator, including any costs incurred by the Title Arbitrator that are attributable to such third party consultation. Within ten (10) days after the Title Arbitrator delivers written notice to Buyer and Seller of his award with respect to a Title Defect Amount (less any applicable Title Benefit Amount), (i) the parties will cause the escrow agent to release to Buyer from the Escrow Account the amount, if any, so awarded by the Title Arbitrator to Buyer, plus interest payable on such amount at the Agreed Interest Rate from (but not including) the Closing Date to (and including) the date on which such amount is paid to Buyer and (ii) the parties will cause the escrow agent to release to Seller from the Escrow Account an amount equal to (A) the amount deposited into the Escrow Account with respect to such Title Defect minus (B) the amount released to Buyer with respect to such Title Defect pursuant to clause (i).

(i) Notwithstanding anything to the contrary in this Agreement, (i) there will be no adjustments to the Purchase Price or other remedies provided by Seller for any individual uncured Title Defect for which the Title Defect Amount does not exceed the Individual Title Threshold; and (ii) there will be no adjustments to the Purchase Price or other remedies provided by Seller for uncured Title Defects unless the aggregate Title Defect Amounts attributable to all uncured Material Title Defects exceeds the Title Defect Deductible, after which point adjustments to the Purchase Price or other remedies are available to Buyer only to the extent the aggregate Title Defect Amounts with respect to uncured Material Title Defects are in excess of such Title Defect Deductible. The Purchase Price may be adjusted for any Title Benefits only as an offset to any Purchase Price adjustments for Title Defects. For the avoidance of doubt, no thresholds or deductibles apply to Title Benefits.

Section 3.3 Casualty or Condemnation Loss.

(a) Notwithstanding anything to the contrary in this Agreement, from and after the Effective Time, but subject to the provisions of Section 3.3(b) and Section 3.3(c) and below, Buyer assumes all risk of loss with respect to and any change in the condition of the Assets and for production of Hydrocarbons through normal depletion (including, but not limited to, the watering out of any Well, collapsed casing or sand infiltration of any Well) and the depreciation of Personal Property due to ordinary wear and tear with respect to the Assets.

(b) If, after the date of this Agreement but prior to the Closing Date, any portion of the Assets is destroyed by fire or other casualty or is taken in condemnation or under right of eminent domain, and the aggregate amount of any such loss or taking exceeds Twenty Percent (20%) of the Purchase Price determined based on the Allocated Values set forth on Exhibit C, either party may terminate this Agreement. If either party elects to terminate this Agreement pursuant to the previous sentence, Buyer will be entitled to a refund of the Deposit upon such termination. If the aggregate amount of any such loss or taking is Twenty Percent (20%) or less of the Purchase Price, Buyer will proceed to Closing subject to the terms of this Agreement. If the loss as a result of such individual casualty or taking exceeds One Hundred Twenty-Five Thousand Dollars ($125,000.00) and the parties proceed to Closing, Seller may elect by written notice to Buyer prior to Closing either (i) cause the Assets affected by such casualty or taking to be repaired or restored to at least its condition prior to such casualty or taking, at Seller’s sole cost, as promptly as reasonably practicable (which work may extend after the Closing Date), (ii) indemnify Buyer through a document reasonably acceptable to Seller and Buyer against any costs or expenses that Buyer reasonably incurs to repair the Assets subject to such casualty or taking or (iii) pay to Buyer, at Closing, all sums paid or payable to Seller by third parties by reason of such casualty or taking insofar as with respect to the Assets and to assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in insurance claims, unpaid awards and other rights against third parties (excluding any rights, other than insurance claims, to seek recovery from any Seller Indemnified Persons) arising out of such casualty or taking insofar as with respect to the Assets; provided, however, that in the case of (ii), Seller reserves and retains (and Buyer will assign to Seller) all rights, title, interests and claims against third parties for the recovery of Seller’s reasonable costs and expenses incurred prior to the Closing Date in pursuing or asserting any such insurance claims or other rights against third parties or in defending or asserting rights in such condemnation or eminent domain action with respect to the Assets. In the case of (i) through (ii), Seller retains all rights to insurance, condemnation awards and other claims against third parties with respect to the casualty or taking except to the extent the parties otherwise agree in writing.

(c) If any action for condemnation or taking under right of eminent domain is pending or threatened with respect to any Asset or portion thereof after the date of this Agreement, but no taking of such Asset or portion thereof occurs prior to the Closing Date, Buyer is required to close and Seller, at Closing, will assign, transfer and set over to Buyer or subrogate Buyer to all of Seller’s right, title and interest (if any) in such condemnation or eminent domain action, including any future awards therein, insofar as they are attributable to the Assets threatened to be taken, except that Seller reserves and retains (and Buyer will assign to Seller) all rights, titles, interests and claims against third parties for the recovery of Seller’s reasonable costs and expenses incurred prior to the Closing in defending or asserting rights in such action with respect to the Assets.

Section 3.4 Limitations on Applicability.

Buyer’s right to assert a Title Defect under this Agreement terminates as of the Title Claim Date. Such termination of Buyer’s right should not be construed to affect Buyer’s rights or Seller’s rights under Section 3.2 with respect to any bona fide Title Defect properly reported in a valid Title Defect Notice or bona fide Title Benefit Claim properly reported in a Title Benefit Notice on or before the Title Claim Date. Thereafter, Buyer’s sole and exclusive rights and remedies with regard to title to the Assets are as set forth in, and arising under, the Conveyance transferring the Assets from Seller to Buyer.

ARTICLE 4

ENVIRONMENTAL MATTERS

Section 4.1 Assessment.

(a) From and after the date of this Agreement and up to and including the Closing Date (or earlier termination of this Agreement) but subject to (i) applicable Laws, (ii) the other provisions of this Section 4.1 and (iii) obtaining any required consents of third parties, including third party operators of the Assets, Buyer and its officers, employees, agents, accountants, attorneys, investment bankers and other authorized representatives (“Buyer’s Representatives”) may access, during normal business hours and upon reasonable notice, the Assets and all Records and other documents in Seller’s or any of their respective Affiliates’ possession relating primarily to the Assets. Seller will make available to Buyer and Buyer’s Representatives, upon reasonable notice during normal business hours, Seller’s personnel knowledgeable with respect to the Assets in order that Buyer may make such diligence investigation as Buyer considers necessary or appropriate. All investigations and due diligence conducted by Buyer or any Buyer’s Representative are conducted at Buyer’s sole cost, risk and expense and any conclusions made from any examination done by Buyer or any Buyer’s Representative are the result of Buyer’s own independent review and judgment.

(b) Upon reasonable notice to Seller, Buyer may conduct an environmental assessment of all or any portion of the Properties (the “Assessment”), to be conducted by a reputable environmental consulting or engineering firm, but only to the extent that Seller may grant such right without violating any obligations to any third party. Notwithstanding the foregoing or anything else herein to the contrary, the Assessment may not include any Invasive Activity without the prior written consent of Seller, not to be unreasonably withheld. The Assessment will be conducted at the sole cost and expense of Buyer, and will be subject to the indemnity provisions of Section 4.4. Prior to conducting any Invasive Activity, Buyer will furnish for Seller’s review a proposed scope of such Invasive Activity, including a description of the activities to be conducted and a description of the approximate locations of such activities. If any of the proposed activities may unreasonably interfere with normal operation of the Properties, Seller may require an appropriate modification of the proposed Invasive Activity. Seller is entitled to be present during any Assessment of the Properties and, at its option and expense, to split samples with Buyer.

(c) Notwithstanding anything to the contrary in this Agreement, Buyer may not access, and may not conduct any environmental due diligence with respect to, any Assets where Seller does not have the authority to grant access for such due diligence; provided, however, Seller will use commercially reasonable efforts to obtain permission from any third party operator to allow Buyer and Buyer’s Representatives such access, it being understood by Buyer that the execution by Buyer of a customary access agreement may be a condition of such access.

(d) Buyer will coordinate its environmental site assessments and physical inspections of the Assets with Seller to minimize any inconvenience to or interruption of the conduct of business by Seller. Buyer will abide by Seller’s, and any third party operator’s, safety rules, regulations and operating policies while conducting its due diligence evaluation of the Assets including any environmental or other inspection or assessment of the Assets.

(e) Upon Seller’s request, Buyer will provide Seller promptly, but not later than the Environmental Claim Date, copies of all reports, test results, and other documentation and data prepared or compiled by Buyer and/or any of Buyer’s Representatives and which contain information collected or generated from Buyer’s due diligence with respect to the Assets. Seller is not deemed by its receipt of said documents or otherwise to have made any representation or warranty, expressed, implied or statutory, as to the condition to the Assets or to the accuracy of said documents or the information contained therein.

(f) Upon completion of Buyer’s due diligence, Buyer is obligated, at its sole cost and expense and without any cost or expense to Seller or its Affiliates, to (i) repair all damage done to the Assets in connection with Buyer’s due diligence in accordance with recognized industry standards or requirements of third party operators, (ii) restore the Assets to the same or better condition than existed prior to commencement of Buyer’s due diligence, to the full extent of any damage related to Buyer’s due diligence, and (iii) remove all equipment, tools or other property brought onto the Assets in connection with Buyer’s due diligence. Any disturbance to the Assets (including any real property or fixtures associated with such Assets) resulting from Buyer’s due diligence will be promptly corrected by Buyer.

(g) Until the Closing occurs, Buyer will maintain at its sole expense policies of insurance of the types and in the amounts set forth in Schedule 4.1(g).

(h) All information obtained by Buyer and its representatives pursuant to this Section 4.1 is subject to the terms of the Confidentiality Agreement.

Section 4.2 NORM, Wastes and Other Substances.

Buyer acknowledges that the Assets have been used for the exploration, development and production of Hydrocarbons and that there may be petroleum, produced water, wastes or other substances or materials located in, on or under the Properties or associated with the Assets. Equipment and sites included in the Assets may contain Hazardous Materials, including NORM. NORM may affix or attach itself to the inside of wells, materials, and equipment as scale, or in other forms. The wells, materials, and equipment located on the Properties or included in the Assets may contain Hazardous Materials, including NORM. Hazardous Materials, including NORM, may have come in contact with various environmental media, including without limitation, water, soils or sediment. Special procedures may be required for the assessment, remediation, removal, transportation, or disposal of environmental media and Hazardous Materials, including NORM, from the Assets. Buyer acknowledges that no Environmental Defect may be raised for NORM.

Section 4.3 Environmental Defects.

If, as a result of its investigation pursuant to Section 4.1, Buyer determines that with respect to any individual Asset, there exists a violation of an Environmental Law (other than with respect to NORM and other than with respect to any issues identified in this Agreement or on any Exhibit or Schedule hereto or any other matter with respect to which Buyer has knowledge prior to entering into this Agreement) (in each case, an “Environmental Defect”), then on or prior to the Environmental Claim Date, Buyer may notify Seller in writing of such Environmental Defect (an “Environmental Defect Notice”). For all purposes of this Agreement, Buyer is deemed to have waived any Environmental Defect that Buyer fails to assert as an Environmental Defect by an Environmental Defect Notice received by Seller on or before the Environmental Claim Date. To be effective, each Environmental Defect Notice must set forth (i) a description of the matter constituting the alleged Environmental Defect, (ii) the Units/Wells and the associated Asset affected by the Environmental Defect, (iii) the estimated Lowest Cost Response to eliminate the Environmental Defect in question (the “Environmental Defect Amount”), and (iv) supporting documents reasonably necessary for Seller to verify the existence of the alleged Environmental Defect and the Environmental Defect Amount. Commencing on the date that is two (2) weeks following the date of this Agreement, Buyer will furnish Seller once every two (2) weeks until the Environmental Claim Date with an Environmental Defect Notice if any officer of Buyer or its Affiliates discover or become aware of an Environmental Defect during such two (2) week period. Seller has the right, but not the obligation, to cure any Environmental Defect before Closing or if the parties agree to the general plan of remediation with respect to such Environmental Defect and the time period by which such remediation is required to be completed, after Closing. If Seller disagrees with any of Buyer’s assertions with respect to the existence of an Environmental Defect or the Environmental Defect Amount, Buyer and Seller will attempt to resolve the dispute prior to Closing. If the dispute cannot be resolved within ten (10) days of the first meeting of Buyer and Seller, either party may submit the dispute to an environmental consultant approved in writing by Seller and Buyer that is experienced in environmental corrective action at oil and gas properties in the relevant jurisdiction and has not performed professional services for either party or any of their respective Affiliates during the previous five years (the “Independent Expert”). The Independent Expert may elect to conduct the dispute resolution proceeding by written submissions from Buyer and Seller with exhibits, including interrogatories, supplemented with appearances by Buyer and Seller, if necessary, as the Independent Expert may deem necessary. After the parties and Independent Expert have had the opportunity to review all such submissions, the Independent Expert will call for a final, written offer of resolution from each party. The Independent Expert will render its decision within twenty (20) Business Days of receiving such offers by selecting one or the other of the offers. The Independent Expert may not award damages, interest or penalties to either party with respect to any matter. The decision of the Independent Expert will be final and binding upon both parties, without right of appeal. Seller and Buyer will each bear its own legal fees and other costs of presenting its case to the Independent Expert. Each party may submit only one Environmental Defect Amount with respect to each alleged Environmental Defect (provided that the foregoing should not be construed to preclude Seller from also arguing against, and the Independent Expert determining, the existence of an Environmental Defect). Each party will bear one-half of the costs and expenses of the Independent Expert. The Purchase Price will be adjusted to reflect the Environmental Defect Amounts, as agreed by the parties or as determined by the Independent Expert, for all uncured Material Environmental Defects; provided, that notwithstanding anything to the contrary, (a) the Purchase Price will not be adjusted for any individual uncured Environmental Defect for which the Environmental Defect Amount does not exceed the Individual Environmental Threshold; and (b) the Purchase Price will not be adjusted for any uncured Material Environmental Defect unless the aggregate Environmental Defect Amount attributable to all Material Environmental Defects exceeds the Environmental Defect Deductible, after which point the Purchase Price will only be adjusted and all other remedies will be available only to the extent the aggregate Environmental Defect Amounts with respect to all uncured Material Environmental Defects are in excess of such Environmental Defect Deductible. To the extent the Independent Expert fails to determine any disputed Environmental Defect Amounts prior to Closing, then (i) the alleged Environmental Defect Amount will be deposited into the Escrow Account by Buyer (and the Purchase Price paid to Seller at Closing will be adjusted downward by such amount), and (ii) within ten (10) days after the Independent Expert delivers written notice to Buyer and Seller of his award with respect to an Environmental Defect Amount, (A) the parties will cause the escrow agent to release to Buyer from the Escrow Account the amount, if any, so awarded by the Independent Expert to Buyer, plus interest payable on such amount at the Agreed Interest Rate from (but not including) the Closing Date to (and including) the date on which such amount is paid to Buyer, and (B) the parties will cause the escrow agent to release to Seller an amount equal to (x) the amount deposited into the Escrow Account with respect to such Environmental Defect minus (y) the amount released to Buyer with respect to such Environmental Defect pursuant to clause (A).

Section 4.4 Inspection Indemnity.

Buyer will defend, indemnify and hold harmless each of the third party operators and owners of the Assets and Seller Indemnified Persons from and against any and all Losses arising out of, resulting from or relating to any field visit, environmental property assessment, or other due diligence activity conducted by Buyer or any Buyer’s Representative with respect to the Assets, REGARDLESS OF FAULT of any such third party operator or owner or Seller Indemnified Person, excepting only Losses actually resulting on the account of the gross negligence or willful misconduct of such Person. Notwithstanding the foregoing, in no event shall Buyer be required to release, indemnify, defend and hold harmless any Seller Indemnified Person from any Claim with respect to any pre-existing environmental conditions or any other pre-existing conditions identified by or on behalf of Buyer as a result of any physical inspection, due diligence activities or access granted to Buyer and Buyer’s Representatives; provided, however, the parties hereto do not intend that the foregoing shall relieve Buyer of (a) any confidentiality obligations hereunder or under the Confidentiality Agreement, or (b) any liability to Seller for any Losses incurred by Seller as a result of Buyer’s breach(es) of such confidentiality obligations.

Section 4.5 Exclusive Remedy.

Subject to the limitations contained therein, Section 4.3 is the exclusive right and remedy of Buyer with respect to any Environmental Defect. Subject to Section 5.24, Buyer waives any claims of cost recovery or contribution from Seller or its Affiliates related to the Assets under any Environmental Law or other cause of action.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLER

Section 5.1 Generally.

(a) Any representation or warranty qualified “to Seller’s knowledge” or with any similar knowledge qualification is limited to matters within the actual knowledge of Persons set forth on Schedule 5.1(a). “Actual knowledge” for purposes of this Agreement and as used in the preceding sentence means information actually personally known by such Persons (without any obligation of independent investigation).

(b) Inclusion of a matter on a Schedule in relation to a representation or warranty that addresses matters having a Material Adverse Effect is not an indication that such matter does, or may, have a Material Adverse Effect. Likewise, the inclusion of a matter on a Schedule in relation to a representation or warranty is not an indication that such matter necessarily does, or may, breach such representation or warranty absent its inclusion on such Schedule. Matters may be included on a Schedule to this Agreement for purposes of information only.

(c) Subject to the foregoing provisions of this Section 5.1, the disclaimers and waivers contained in Section 11.8, Section 11.9, and Section 11.12 and the other terms and conditions of this Agreement, Seller represents and warrants to Buyer the matters set out in the remainder of this Article 5.

(d) The information provided in the Schedules is being provided solely for the purpose of limiting the representations and warranties by Seller to Buyer. Seller does not assume any responsibility to any Person that is not a party to this Agreement for the accuracy of any information provided in the Schedules. Seller does not assume any responsibility to any Person that is not a party to this Agreement for the accuracy of any information herein. The section numbers used in the Schedules refer to Sections in the Agreement and do not have the effect of amending or changing the express description set forth in the Agreement. The inclusion of any information in any section of the Schedules will not be deemed to be an admission or acknowledgement by Seller that such information is required to be listed in such section. Any information included in a Schedule under any section number will be deemed to be incorporated in the Schedules under any other section hereof to the extent the applicability of such information is readily apparent on its face to such other section.

Section 5.2 Existence and Qualification.

Each entity comprising Seller is either a limited partnership or a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to do business as a foreign corporation where the Assets are located, except where the failure to so qualify does not have a Material Adverse Effect.

Section 5.3 Power.

Seller has the power and authority to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 5.4 Authorization and Enforceability.

The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated in this Agreement, have been duly and validly authorized by all necessary limited partnership or limited liability company action (as applicable) on the part of Seller. This Agreement has been duly executed and delivered by Seller (and all documents required hereunder to be executed and delivered by Seller at Closing will be duly executed and delivered by Seller) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at Law).

Section 5.5 No Conflicts.

Subject to the giving of all notices to third parties and the receipt of all consents, preferential purchase rights, approvals and waivers from third parties in connection with the transactions contemplated in this Agreement, the execution, delivery and performance by Seller of this Agreement and the consummation of the transactions contemplated in this Agreement do not (a) conflict with or result in a breach of any provisions of the organizational documents of Seller, (b) result in a default or the creation of any encumbrance or give rise to any right of termination, cancellation or acceleration under any of the terms, conditions or provisions of any

Lease, Contract, note, bond, mortgage, indenture, license or other material agreement to which any Seller is a party or by which any Seller or the Assets may be bound or (c) violate any material Laws applicable to any Seller or any of the Assets.

Section 5.6 Liability for Brokers’ Fees.

Buyer does not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Seller or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transactions contemplated in this Agreement.

Section 5.7 Litigation.

With respect to the Assets and Seller’s or any of its Affiliates’ ownership, operation, development, maintenance or use of any of the Assets, except as set forth on Schedule 5.7: (a) no proceeding, arbitration, action, suit, pending settlement, or other legal proceeding of any kind or nature before or by any Governmental Body (each, a “Proceeding,” and collectively “Proceedings”) (including any take-or-pay claims) to which Seller or any of its Affiliates is a party and which relates to the Assets is pending or, to Seller’s knowledge, threatened against Seller or any of its Affiliates; (b) to Seller’s knowledge, no Proceeding or investigation to which Seller is not a party which relates to the Assets is pending or threatened; and (c) no notice in writing from any third party (including any Governmental Body) has been received by Seller or any of its Affiliates threatening any Proceeding relating to the Assets (excluding any notices relating to any Environmental Liabilities or Environmental Law).

Section 5.8 Taxes and Assessments.

To Seller’s knowledge, during the period of Seller’s ownership of the Assets, all ad valorem, property, production, severance and similar Taxes and assessments or other Taxes and assessments (including penalties and interest) based on or measured by (a) the ownership of the Assets, (b) the production of Hydrocarbons or (c) the receipt of proceeds therefrom, or for which Buyer could be held liable under a successor liability or similar concept of Law, in each case, that have become due and payable before the Effective Time were properly paid, other than Taxes that are being contested in good faith that are disclosed on a schedule to this Agreement, and there is no audit or examination pending with respect to any such Taxes. To Seller’s knowledge, there are no encumbrances or liens on any of the Assets that arose in connection with any failure of the Seller or any Affiliate to pay any Taxes, whether or not related to the Assets.

Section 5.9 Compliance with Laws.

(a) To Seller’s knowledge, the Assets are, and the ownership, operation, development, maintenance, and use of any of the Assets are, in compliance in all material respects with the provisions and requirements of all Laws of all Governmental Bodies having jurisdiction with respect to the Assets, or the ownership, operation, development, maintenance, or use of any of the Assets. Notwithstanding the foregoing, Seller makes no representation or warranty, express or implied, under this Section 5.9 relating to any Environmental Liabilities or Environmental Law or with respect to any payment obligations of Seller addressed in Section 5.11.

(b) Seller has not received a written notice (or a copy of a notice) of a material violation of any Law (excluding Environmental Laws) applicable to the Assets or the ownership, operation, development, maintenance and use of any of the Assets, which remains uncured.

Section 5.10 Contracts.

(a) The list of Contracts set forth in Schedule 1.2(d) includes all of the following contracts that Seller is a party to relating to or otherwise involving the Assets: (i) contracts governing the operation of the assets, (ii) farmout, farmin, participation or similar agreements, (iii) contracts which provide for an area of mutual interest, (iv) contracts involving the marketing, gathering, transportation, compression and/or processing of Hydrocarbons not cancelable by Buyer after the Closing upon notice of 60 days or less, (v) royalty settlement agreements, and (vi) any other contracts obligating Seller to make payments in excess of One Million Dollars ($1,000,000.00) per year. Notwithstanding the foregoing, the following shall not be required to be listed on Schedule 1.2(d): (A) the Leases, (B) Easements, (C) the surface use agreements contemplated by Section 5.23, (D) contracts which will be cancelable by Buyer after the Closing upon notice of 60 days or less without liability for further payment other than nominal penalty, and (E) as to subsection (v) only, contracts with respect to which costs incurred thereunder are included in lease operating statements provided to Buyer and failure to list such contracts on Schedule 1.2(d) would not result in a Material Adverse Effect.

(b) To the Seller’s knowledge, Seller has paid its share of all costs (including all Property Costs) payable by it under the Contracts. Seller is in compliance in all material respects and, to Seller’s knowledge, all counterparties are in compliance in all material respects under all Contracts.

Section 5.11 Payments for Hydrocarbon Production.

To Seller’s knowledge, (a) all material rentals, royalties, excess royalty, overriding royalty interests, Hydrocarbon production payments and other payments due and payable by Seller to royalty holders, overriding royalty holders and other interest owners under or with respect to the Assets and the Hydrocarbons produced therefrom or attributable thereto, have been paid (other than those interests held in suspense by Seller), and (b) Seller is not obligated under any contract or agreement for the sale of gas from the Assets containing a take-or-pay, advance payment, prepayment or similar provision, or under any gathering, transmission or any other contract or agreement with respect to any of the Assets to gather, deliver, process or transport any gas without then or thereafter receiving full payment therefor.

Section 5.12 Outstanding Capital Commitments.

As of the date of this Agreement, there are no outstanding AFEs, well proposals or other commitments to make capital expenditures which are binding on the Assets and which Seller reasonably anticipates will individually require expenditures by the owner of the Assets after the Effective Time in excess of $150,000 (net to Seller’s interest) other than those shown on Schedule 5.12.

Section 5.13 Imbalances.

Schedule 5.13 accurately sets forth in all material respects all of Seller’s Imbalances as of the date hereof arising with respect to the Assets and, except as identified in Schedule 5.13, (i) no Person is entitled to receive any portion of Seller’s Hydrocarbons produced from the Assets or to receive cash or other payments to “balance” any disproportionate allocation of Hydrocarbons produced from the Assets under any operating agreement, gas balancing or storage agreement, gas processing or dehydration agreement, gas transportation agreement, gas purchase agreement, or other agreements, whether similar or dissimilar, and (ii) Seller is not obligated to deliver any quantities of gas or to pay any penalties or other amounts, in connection with the violation of any of the terms of any gas contract or other agreement with shippers with respect to the Assets.

Section 5.14 Condemnation.

To Seller’s knowledge, there is no actual or threatened taking (whether permanent, temporary, whole or partial) of any part of the Properties by reason of condemnation or the threat of condemnation.

Section 5.15 Bankruptcy.

There are no bankruptcy, reorganization, or receivership proceedings pending against, or, to Seller’s knowledge, being contemplated by or threatened against Seller.

Section 5.16 Foreign Person.

Seller is not a “foreign person” within the meaning of Section 1445 of the Code.

Section 5.17 Affiliated Contracts.

There are no transactions or Contracts affecting any of the Assets between Seller and any Affiliate of Seller that will continue beyond the Closing.

Section 5.18 Audits.

There are no audits currently being conducted by Seller of the joint account under any operating agreements relating to the Assets.

Section 5.19 Judgments.

To Seller’s knowledge, there are no unsatisfied judgments or injunctions relating to the Assets issued by a Governmental Body outstanding against Seller.

Section 5.20 Tax Partnerships.

To Seller’s knowledge, the Assets are not subject to any tax partnership agreements requiring a partnership income tax return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

Section 5.21 Preference Rights and Areas of Mutual Interest.

Except as identified on Schedule 7.7, there are no Preference Rights or, to Seller’s knowledge, area of mutual interest obligations which entitle any third party to receive a potion of Seller’s interest in the Assets.

Section 5.22 Transfer Requirements.

Except for consents that are Permitted Encumbrances or are identified on Schedule 7.7, no Transfer Requirements are required for Seller’s assignment and conveyance of the Assets to Buyer.

Section 5.23 Plugging and Abandonment Obligations.

Except as set forth on Exhibit A-1, to Seller’s knowledge, there are no Wells which are required to be plugged and abandoned at the present time under applicable Law or the terms of any Lease or agreement to which Seller is a party.

Section 5.24 Environmental.

To Seller’s knowledge only as of the date of this Agreement, except as set forth on Schedule 5.24, (i) no Proceeding involving the environmental condition of the Assets or the violation of Environmental Laws is pending or threatened against Seller or any of its Affiliates and no notice in writing (or copies of notices) from any third party (including any Governmental Body) has been received by Seller or any of its Affiliates threatening any such Proceeding relating to the Assets; and (ii) no written notices of material violation of environmental Governmental Authorizations have been received by Seller, and no Proceedings are pending or threatened in writing that might result in any material modification, revocation, termination or suspension of any such environmental Governmental Authorizations or which would require any material corrective or remediation action by Seller.

Section 5.25 Personal Property.

To Seller’s knowledge, Seller has good and marketable title or a valid leasehold interest in all of the Personal Property. To Seller’s knowledge, all of the Personal Property is in reasonable operating condition and repair (ordinary wear and tear excepted) and is adequate for the uses to which it is currently being put. To Seller’s knowledge, all of the Personal Property will be conveyed to Buyer at Closing free and clear of all Encumbrances, other than Permitted Encumbrances.

Section 5.26 Hedges.

There are no futures, hedges, swaps, collars, puts, calls, floors, caps, options, or any other Contracts intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons of Seller with respect to the Assets that would continue to bind Buyer with respect to the Assets after Closing.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller the following:

Section 6.1 Existence and Qualification.

Buyer is duly organized, validly existing and in good standing under the laws of the state of its formation; and Buyer is duly qualified to do business as a foreign limited liability company in every jurisdiction in which it is required to qualify in order to conduct its business, except where the failure to so qualify does not have a material adverse effect on Buyer; and Buyer is or will be as of Closing duly qualified to do business as a foreign limited liability company in the respective jurisdictions where the Assets are located.

Section 6.2 Power.

Buyer has the power and authority to enter into and perform this Agreement and consummate the transactions contemplated by this Agreement.

Section 6.3 Authorization and Enforceability.

The execution, delivery and performance of this Agreement, and the performance of the transactions contemplated in this Agreement, have been duly and validly authorized by all necessary limited liability company action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer (and all documents required hereunder to be executed and delivered by Buyer at Closing will be duly executed and delivered by Buyer) and this Agreement constitutes, and at the Closing such documents will constitute, the valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms except as such enforceability may be limited by applicable bankruptcy or other similar laws affecting the rights and remedies of creditors generally as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 6.4 No Conflicts.

The execution, delivery and performance by Buyer of this Agreement and the consummation of the transactions contemplated in this Agreement does not conflict with or result in a breach of any provisions of the organizational or other governing documents of Buyer nor does it violate any Laws applicable to Buyer or any of its property.

Section 6.5 Liability for Brokers’ Fees.

Seller does not directly or indirectly have any responsibility, liability or expense, as a result of undertakings or agreements of Buyer or its Affiliates, for brokerage fees, finder’s fees, agent’s commissions or other similar forms of compensation in connection with this Agreement or any agreement or transactions contemplated in this Agreement.

Section 6.6 Litigation.

No Proceedings are pending, or to the actual knowledge of Buyer, threatened in writing before any Governmental Body against Buyer or any Affiliate of Buyer that are reasonably likely to materially impair Buyer’s ability to perform its obligations under this Agreement.

Section 6.7 Financing.

On the Closing Date, Buyer will have sufficient cash (in United States dollars) to enable it to pay the Closing Payment to Seller at the Closing and to otherwise satisfy its obligations under this Agreement.

Section 6.8 Limitation.

Except for the representations and warranties expressly made by Seller in Article 5 of this Agreement, in the Conveyances or confirmed in any certificate furnished or to be furnished to Buyer pursuant to this Agreement, Buyer represents and acknowledges that (a) there are no representations or warranties, express, statutory or implied, as to the Assets or prospects thereof, and (b) Buyer has not relied upon any oral or written information provided by Seller. Without limiting the generality of the foregoing, Buyer represents and acknowledges that Seller has made and will make no representation or warranty regarding any matter or circumstance relating to Environmental Laws, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment or any other environmental condition of the Assets.

Section 6.9 SEC Disclosure.

Buyer is acquiring the Assets for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended, and applicable state securities laws.

Section 6.10 Bankruptcy.

There are no bankruptcy, reorganization or receivership proceedings pending against, being contemplated by, or, to Buyer’s knowledge, threatened against Buyer.

Section 6.11 Qualification.

Buyer is qualified to own and assume operatorship of federal and state oil, gas and mineral leases in all jurisdictions where the Assets to be transferred to it are located, and the consummation of the transactions contemplated in this Agreement will not cause Buyer to be disqualified as such an owner or operator. To the extent required by the applicable Law, as of the Closing, Buyer currently has, and will continue to maintain, lease bonds, area-wide bonds or any other surety bonds as may be required by, and in accordance with, such state or federal regulations governing the ownership and operation of such leases.

Section 6.12 Consents.

Except for Customary Post-Closing Consents and compliance with any applicable requirements under the HSR Act, there are no consents or other restrictions on assignment that any Buyer is obligated to obtain or furnish, including requirements for consents from third parties to any assignment (in each case) that are applicable in connection with the consummation of the transactions contemplated by this Agreement by Buyer.

Section 6.13 Independent Evaluation.

Buyer is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties and related facilities. In making its decision to enter into this Agreement and to consummate the transactions contemplated in this Agreement, Buyer (a) has relied and will rely solely on its own independent investigation and evaluation of the Assets and the advice of its own legal, tax, economic, insurance, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials (including any physical or virtual data room materials) made or given by any representatives or consultants or advisors engaged by Seller and (b) has satisfied or will satisfy itself through its own due diligence as to the environmental and physical condition and state of repair of and contractual arrangements and other matters affecting the Assets. Buyer has no knowledge of any fact that results in the breach of any representation, warranty or covenant of Seller given hereunder.

ARTICLE 7

COVENANTS OF THE PARTIES

Section 7.1 HSR Act.

If applicable, within five Business Days following the execution by Buyer and Seller of this Agreement, Buyer and Seller will each prepare and simultaneously file with the DOJ and the FTC, as applicable, the notification and report form required for the transactions contemplated by this Agreement by the HSR Act, and request early termination of the waiting period thereunder. Buyer and Seller will respond promptly to any inquiries from the DOJ or the FTC concerning such filings and to comply in all material respects with the filing requirements of the HSR Act. Buyer and Seller will cooperate with each other and, subject to the terms of the Confidentiality Agreement, promptly furnish all information to the other party that is necessary in connection with Buyer’s and Seller’s compliance with the HSR Act. Buyer and Seller will keep each other fully advised with respect to any requests from or communications with the DOJ or FTC concerning such filings and consult with each other with respect to all responses thereto. Seller and Buyer will each use its reasonable efforts to take all actions reasonably necessary and appropriate in connection with any HSR Act filing to consummate the transactions contemplated in this Agreement. Buyer and Seller will each bear one-half of the costs and expenses associated with the HSR Act filings contemplated herein; provided, however, each party will pay its own legal fees associated with the HSR Act filings.

Section 7.2 Government Reviews.

Seller and Buyer will in a timely manner (a) make all required filings, if any, with and prepare applications to and conduct negotiations with, each Governmental Body as to which such filings, applications or negotiations are necessary or appropriate in the consummation of the transactions contemplated in this Agreement and (b) provide such information as each may reasonably request to make such filings, prepare such applications and conduct such negotiations. Each party must cooperate with and use all commercially reasonable efforts to assist the other with respect to such filings, applications and negotiations.

Section 7.3 Notification of Breaches.

Until the Closing,

(a) Buyer shall use reasonable efforts to notify Seller within two (2) Business Days after Buyer obtains actual knowledge that any representation or warranty of Seller contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date, or that any covenant or agreement to be performed or observed by Seller prior to or on the Closing Date has not been so performed or observed in any material respect. Any such notice must include (i) a specific description of the instances Buyer alleges have caused the representations or warranties of Seller to be untrue or have caused Seller’s failure to perform or observe any covenant or agreement and the alleged value of such instances and (ii) a specific description of the actions Buyer believes are necessary to cure the instances Buyer alleges to have caused such representations and warranties to be untrue or have caused Seller’s failure to perform or observe any covenant or agreement. Notwithstanding the foregoing, the failure of Buyer to give Seller any such notice shall not constitute a breach of this Agreement so long as Seller’s ability to cure is not materially harmed by Buyer’s failure to provide such notice.

(b) Seller shall use reasonable efforts to notify Buyer within two (2) Business Days after Seller obtains actual knowledge that any representation or warranty of Buyer contained in this Agreement is untrue in any material respect or will be untrue in any material respect as of the Closing Date, or that any covenant or agreement to be performed or observed by Buyer prior to or on the Closing Date has not been so performed or observed in any material respect. Any such notice must include (i) a specific description of the instances Seller alleges have caused the representations or warranties of Buyer to be untrue or have caused Buyer’s failure to perform or observe any covenant or agreement and the alleged value of such instances and (ii) a specific description of the actions Seller believes are necessary to cure the instances Seller alleges to have caused such representations and warranties to be untrue or have caused Buyer’s failure to perform or observe any covenant or agreement. Notwithstanding the foregoing, the failure of Seller to give Buyer any such notice shall not constitute a breach of this Agreement so long as Buyer’s ability to cure is not materially harmed by Seller’s failure to provide such notice.

(c) If any of Buyer’s or Seller’s representations or warranties is untrue or becomes untrue in any material respect between the date of execution of this Agreement and the Closing Date, or if any of Buyer’s or Seller’s covenants or agreements to be performed or observed prior to or on the Closing Date are not so performed or observed in any material respect, but if such breach of representation, warranty, covenant or agreement is cured by the Closing, then such breach will be considered not to have occurred for all purposes of this Agreement. No such notification affects the representations or warranties of the parties or the conditions to their respective obligations hereunder.

(d) No breach of the covenants in this Section will result from (i) a party’s failure to report a breach of any representation or warranty or (ii) a failure to perform or observe any covenant or agreement of which it had knowledge if, in each case, the party subject to the breach or failure also had knowledge of the breach prior to Closing.

Section 7.4 Letters-in-Lieu; Assignments; Operatorship.

(a) Seller will execute on the Closing Date letters in lieu of division and transfer orders relating to the Assets, on forms prepared by Seller and reasonably satisfactory to Buyer, to reflect the transactions contemplated in this Agreement.

(b) Seller will prepare and execute, and Buyer will execute, on the Closing Date, all assignments necessary to convey to Buyer all federal and state Leases in the form as prescribed by the applicable Governmental Body and otherwise acceptable to Buyer and Seller.

(c) Seller makes no representations or warranties to Buyer as to transferability or assignability of operatorship of any Operated Assets. Rights and obligations associated with operatorship of such Properties are governed by operating and similar agreements covering the Properties and determined in accordance with the terms of such agreements. Seller will assist Buyer in Buyer’s efforts to succeed Seller as operator of any Wells and Units included in the Assets. Buyer will file all appropriate forms and declarations or bonds with federal and state agencies relative to its assumption of operatorship promptly following Closing. For all Operated Assets, Seller will execute and deliver to Buyer, and Buyer will promptly file the appropriate forms with the applicable regulatory agency transferring operatorship of such Assets to Buyer.

Section 7.5 Public Announcements.

Until the Closing, neither Seller nor Buyer may make any press release or other public announcement regarding the existence of this Agreement, the contents of this Agreement or the transactions contemplated in this Agreement without the prior written consent of the other; provided, however, the foregoing does not restrict disclosures by Buyer or Seller that are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates. At or after Closing, the content of any press release or public announcement first announcing the consummation of this transaction is subject to the prior review of Seller and Buyer; provided, however, the foregoing does not restrict disclosures by Buyer or Seller that are required by applicable securities or other laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing party or its Affiliates.

Section 7.6 Operation of Business.

Except as set forth on Schedule 7.6, until the Closing, Seller will (a) operate the Seller Operated Assets and the business thereof in the ordinary course and as a reasonably prudent operator, (b) not, without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, commit to any operation, or series of related operations thereon, reasonably anticipated to require future capital expenditures by Buyer as owner of the Assets in excess of $150,000 (net to Seller’s interest), or make any capital expenditures in respect of the Assets in excess of $150,000 (net to Seller’s interest), or terminate, materially amend, execute or extend any material Contracts affecting the Assets, (c) use commercially reasonable efforts to maintain insurance coverage on the Assets presently furnished by nonaffiliated third parties in the amounts and of the types presently in force, (d) use commercially reasonable efforts to maintain in full force and effect all Leases, (e) maintain all material governmental permits and approvals affecting the Assets, (f) subject to Section 7.7, not transfer, farmout, sell, encumber or otherwise dispose of any Assets, except for sales and dispositions of Hydrocarbon production in the ordinary course of business consistent with past practices, (g) not enter into any farmout or farmin affecting the Assets, (h) not make any non-consent elections with respect to operations affecting the Assets, (i) not relinquish any operating rights or other rights with respect to the Seller Operated Assets, (j) not enter into any agreement that would constitute a Contract of the type specified in Section 5.10, (k) not subject any of the Assets to any partnership within the meaning of Subchapter K of Chapter 1 of Subtitle A of the Code, (l) not settle or compromise any claim or proceeding or waive or extend any period of limitations attributable to any of the Assets, and (m) not commit to do any of the foregoing. Buyer’s approval of any action restricted by this Section 7.6 will be considered granted within ten (10) days (unless a shorter time is reasonably required by the circumstances and such shorter time is specified in Seller’s written notice) of Seller’s written notice to Buyer requesting such consent unless Buyer notifies Seller to the contrary in writing during that period. If an emergency occurs, Seller may take such action as a prudent operator would take and will notify Buyer of such action promptly thereafter.

Buyer acknowledges that Seller may own an undivided interest in certain of the Assets. The acts or omissions of the other working interest owners who are not affiliated with Seller do not constitute a violation of the provisions of this Section 7.6 nor does any action required by a vote of working interest owners constitute such a violation so long as Seller has voted its interest in a manner consistent with the provisions of this Section 7.6.

Section 7.7 Preference Rights and Transfer Requirements.

(a) The transactions contemplated by this Agreement are expressly subject to all validly existing and applicable Preference Rights and Transfer Requirements. Prior to the Closing Date, Seller will initiate all procedures which are reasonably required to comply with or obtain the waiver of all Preference Rights and Transfer Requirements set forth in Schedule 7.7 with respect to the transactions contemplated by this Agreement. Seller will use its commercially reasonable efforts to satisfy all applicable Transfer Requirements and to obtain waivers of applicable Preference Rights; provided, however, Seller is not obligated to pay any consideration to (or incur any cost or expense for the benefit of) the holder of any Preference Right or Transfer Requirement in order to obtain the waiver thereof or compliance therewith. If the holder of a Preference Right (i) does not elect to purchase the applicable Preference Property and the time in which the Preference Right may be exercised has expired or (ii) waives such Preference Right with respect to the transactions contemplated by this Agreement prior to the Closing Date, then such Preference Property will be assigned to Buyer at the Closing.

(b) If the holder of a Preference Right elects prior to Closing to purchase the Asset subject to a Preference Right (a “Preference Property”) in accordance with the terms of such Preference Right, the applicable Preference Property will be permanently excluded from the Assets and the Purchase Price will be reduced by the Allocated Value of the Preference Property; provided, however, if the holder of such Preference Right fails to complete the purchase of said Preference Property within one hundred eighty (180) days after the Closing Date, then Seller may elect (i) to treat said Preference Property as a Retained Asset subject to paragraph (c) below and deliver said Preference Property at a delayed closing or (ii) treat said Preference Property as an Excluded Asset.

(c) If:

(i)	a third party brings any suit, action or other proceeding prior to the Closing seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated in this Agreement in connection with a claim to enforce a Preference Right;

(ii)	an Asset is subject to a Preference Right and if the time in which the Preference Right may be exercised has not expired prior to the Closing Date; or

(iii)	an Asset is subject to a Transfer Requirement that provides that transfer of such Asset without compliance with such Transfer Requirement will result in termination or other material impairment of any rights in relation to such Asset, and such Transfer Requirement is not waived, complied with or otherwise satisfied prior to the Closing Date;

then, unless otherwise agreed by Seller and Buyer, the Asset or portion thereof affected by such Preference Right or Transfer Requirement (a “Retained Asset”) will be held back from the Assets to be transferred and conveyed to Buyer at Closing and the Purchase Price to be paid at Closing will be reduced by the Allocated Value of such Retained Asset. Any Retained Asset so held back at the initial Closing will be conveyed to Buyer at a delayed Closing (which will be the new Closing Date with respect to such Retained Asset) within ten (10) days following the date on which the suit, action or other proceeding, if any, referenced in clause (i) above is settled or a judgment is rendered (and no longer subject to appeal) permitting transfer of the Retained Asset to Buyer pursuant to this Agreement and Seller obtains, complies with, obtains a waiver of or notice of election not to exercise or otherwise satisfies all remaining Preference Rights and Transfer Requirements with respect to such Retained Asset as contemplated by this Section (or if multiple Assets are Retained Assets, on a date mutually agreed to by the parties in order to consolidate, to the extent reasonably possible, the number of Closings). At the delayed Closing, Buyer will pay Seller a purchase price equal to the amount by which the Purchase Price was reduced on account of the holding back of such Retained Asset (as adjusted pursuant to Section 2.2 through the new Closing Date therefor); provided, however, if all such Preference Rights and Transfer Requirements with respect to any Retained Asset so held back at the initial Closing are not obtained, complied with, waived or otherwise satisfied as contemplated by this Section within one hundred eighty (180) days after the initial Closing has occurred with respect to any Asset, then at the sole election of Seller such Retained Asset may be eliminated from the Assets and will become an Excluded Asset, unless Seller decides to proceed with a closing on such Retained Asset, in which case Buyer is deemed to have waived any objection (and is obligated to indemnify the Seller Indemnified Persons for all Losses) with respect to non-compliance with such Transfer Requirements with respect to such Retained Asset(s).

(d) If a Contract is subject to a Transfer Requirement that provides that transfer of such Contract without compliance with such Transfer Requirement will result in termination or other material impairment of any rights in relation to such Contract, and such Transfer Requirement is not waived, complied with or otherwise satisfied prior to the Closing Date, the following shall occur with respect to such Contract until such time as such Transfer Requirement is waived, complied with or otherwise satisfied and such Contract is conveyed to Buyer: (i) Seller shall remain a party to the Contract as nominee for Buyer; (ii) Buyer shall be responsible for all liabilities and obligations with respect to the Contract as if Buyer were a party to such Contract as of the Closing Date; and (iii) Seller shall act as Buyer’s nominee but shall be authorized to act only upon and in accordance with Buyer’s instructions, and Seller shall have no authority, responsibility, liability or discretion to perform any tasks or functions with respect to the Contract other than those which are purely administrative or ministerial in nature, unless otherwise specifically requested and authorized by Buyer in writing.

(e) Buyer acknowledges that Seller desires to sell all of the Assets to Buyer and that Seller would not have entered into this Agreement but for Buyer’s agreement to purchase all of the Assets as provided in this Agreement. Accordingly, it is expressly understood and agreed that Seller does not desire to sell any Property affected by a Preference Right to Buyer unless the sale of all of the Assets (other than Retained Assets or other Assets excluded pursuant to the express provisions of this Agreement) is consummated by the Closing Date in accordance with the terms of this Agreement. In furtherance of the foregoing, Seller’s obligation hereunder to sell the Preference Properties to Buyer is expressly conditioned upon the consummation by the Closing Date of the sale of all of the Assets (other than Retained Assets or other Assets excluded pursuant to the express provisions of this Agreement) in accordance with the terms of this Agreement, either by conveyance to Buyer or conveyance pursuant to an applicable Preference Right; provided, that, nothing in this Agreement extends or applies any Preference Right to any portion of the Assets which is not otherwise burdened thereby. Time is of the essence with respect to the parties’ agreement to consummate the sale of the Assets by the Closing Date (or by the delayed Closing Date pursuant to Section 7.7(c).

Section 7.8 Tax Matters.

(a) Subject to the provisions of Section 13.3, Buyer is responsible for all Taxes which are due and payable for the first time after the Closing Date, related to the Assets with the exception of the Income Taxes of Seller and its Affiliates. Notwithstanding the foregoing, Seller is responsible for and will make payment to the appropriate Governmental Body of all Taxes with respect to the Assets that are required to be paid on or prior to the Closing Date and will file all Tax Returns that are required to be filed on or prior to the Closing Date (without regard to any extension requested or granted with respect to such Tax Return). Any ad valorem, property, severance, Hydrocarbon production and similar Taxes based upon or measured by the ownership or operation of the Assets or the production of Hydrocarbons therefrom shall be prorated among Buyer and Seller in accordance with Section 1.4(b).

(b) Buyer shall make payment to the appropriate Governmental Body of all Taxes with respect to the Assets that are required to be paid after the Closing Date and will file all Tax Returns for such Taxes that are required to be filed after the Closing Date, and thereafter Seller shall promptly pay Buyer for any portion of such Taxes for which it is responsible under Section 1.4(b) or Section 7.8(a).

(c) Seller will deliver to Buyer within thirty (30) days of filing copies of all Tax Returns to be filed by Seller relating to the Assets and any supporting documentation to be provided by Seller to Governmental Bodies for Buyer’s approval, not to be unreasonably withheld, excluding Tax Returns related to Income Taxes.

(d) After the Closing Date, each of Buyer and Seller will:

(i)	reasonably assist the other in preparing any Tax Returns with respect to any Tax incurred or imposed, or required to be filed, in connection with the transactions contemplated in this Agreement, and in qualifying for any exemption or reduction in Tax that may be available

(ii)	reasonably cooperate in preparing for any audits or examinations by, or disputes with, taxing authorities regarding any Tax incurred or imposed in connection with the transactions contemplated in this Agreement;

(iii)	make available to the other, and to any taxing authority as reasonably requested, any information, records, and documents relating to a Tax incurred or imposed in connection with the transactions contemplated in this Agreement; provided, however, no Party will be required to provide to the other Party any information, records or documents subject to attorney-client privilege or any information, records or documents related to Income Taxes except to the extent necessary for Buyer to respond to claims of successor liability or other liability for obligations of Seller and its Affiliates, in which cases such materials may be excerpted or redacted as appropriate to preserve the confidentiality of information relating to Seller and its Affiliates.; and

(iv)	provide timely notice to the other in writing of any pending or threatened Tax audit, examination or assessment that could reasonably be expected to affect the other’s Tax liability under applicable law or this Agreement, and to promptly furnish the other with copies of all correspondence with respect to any such Tax audit, examination or assessment.

Section 7.9 Further Assurances.

After Closing, Seller and Buyer will each take such further actions and to execute, acknowledge and deliver all such further documents as are reasonably requested by the other party for carrying out the purposes of this Agreement or of any document delivered pursuant to this Agreement.

Section 7.10 Insurance.

Effective as of the Closing Date, Buyer will carry and maintain at its sole expense policies of insurance of the types and in the amounts set forth in Schedule 4.1(g).

Section 7.11 Record Retention.

Buyer, for a period of seven (7) years following Closing, will (a) retain the Records, (b) provide Seller, its Affiliates and its and their officers, employees and representatives with access to the Records (to the extent that Seller has not retained the original or a copy) during normal business hours for review and copying at Seller’s expense and upon reasonable notice, and (c) provide Seller, its Affiliates and its and their officers, employees and representatives with access, during normal business hours, to materials received or produced after Closing relating to any indemnity claims made under Section 11.3 and Section 11.4 of this Agreement for review and copying at Seller’s expense; provided, however, that Buyer is not be required to grant access to Seller or any of its representatives, consultants or advisors, to any Records that are subject to an attorney/client or attorney work product privilege or that cause Buyer to violate any obligation to any third party or breach any restriction legally binding on Buyer. Any such access will be at the sole cost and expense of Seller. Unless otherwise consented to in writing by Seller, for a period of seven (7) years following the Closing Date, Buyer will not and will cause its Affiliates not to, destroy, alter or otherwise dispose of the Records, or any portions thereof, without first giving at least thirty (30) days prior written notice to Seller and offering to surrender to Seller the Records or such portions thereof.

Section 7.12 Bonds, Letters of Credit and Guarantees.

Buyer acknowledges that none of the bonds, letters of credit and guarantees, set forth in Schedule 7.12, posted by Seller or its Affiliates with Governmental Authorities or third parties and relating to the Assets are transferable to Buyer. Except to the extent that Buyer will, as of Closing, be covered by the bonds of the operators of the applicable Assets, then on or before the Closing Date, Buyer will obtain, or cause to be obtained in the name of Buyer, replacements for such bonds, letters of credit and guarantees, to the extent such replacements are necessary to permit the cancellation as of Closing of the bonds, letters of credit and guarantees posted by Seller and/or its Affiliates.

Section 7.13 Cure of Misrepresentations.

If any of the representations and warranties contained in Article 5 or Article 6 of this Agreement are determined (whether by notice from a party or otherwise) to have been untrue or incorrect as of the date of this Agreement, then any cure by the breaching party of same will be at such breaching party’s own expense.

Section 7.14 Plugging, Abandonment, Decommissioning and Other Costs.

In addition to its other obligations under this Agreement, Buyer is obligated to comply with all Laws, Leases, Contracts (including all joint and unit operating agreements) and prevailing industry standards relating to (a) the plugging, abandonment and/or replugging of all Wells, including inactive Wells or temporarily abandoned Wells, included in the Assets, (b) the dismantling or decommissioning and removal of any Equipment and other property of whatever kind related to or associated with operations and activities conducted by whomever on the Properties or otherwise, pursuant to the Leases or Applicable Contracts and (c) the cleanup, restoration and/or remediation of the property covered by the Leases or related to the Assets.

Section 7.15 Audit Rights.

Seller shall use commercially reasonable efforts to cooperate with Buyer and make available, during normal business hours, to Buyer and its representatives prior to and for a period of twelve (12) months following the Closing any and all existing information and documents relating to revenues and expenses attributable to the Assets and in the possession of Seller (subject to the rights of third parties) that Buyer may reasonably require to comply with Buyer’s tax and financial reporting requirements and audits, including any filings with any Governmental Entity and filings that may be required by the Securities and Exchange Commission under the Securities Act of 1933 and/or the Securities Exchange Act of 1934. Seller’s cooperation will include (a) reasonable access during normal business hours to Seller’s employees and representatives designated by Seller who were responsible for preparing or maintain the revenue and expense records and work papers and other supporting documents used in the preparation of such financial statements as may be required by Buyer’s independent auditors to perform an audit or conduct a review in accordance with generally accepted auditing standards or to otherwise verify such financial statements; and (b) delivery of one or more customary representation letters from Seller to Buyer’s independent auditors that are reasonably requested by Buyer to allow such auditors to complete an audit (or review of any financial statements), and to allow Buyer’s independent auditors to issue an opinion with respect to its audit or review. Buyer will pay or, if paid, reimburse Seller, within ten (10) Business Days after demand therefor, for any reasonable out-of-pocket and overhead costs incurred by Seller in complying with the provisions of this Section.

Section 7.16 Suspense Accounts.

Schedule 7.16 sets forth a true and complete amount, as of the Effective Time, of all third party proceeds of production from the Assets being held in suspense by Seller. Prior to Closing, Seller shall prepare a schedule setting forth the following information: (i) all proceeds of production attributable to the Assets held by Seller in suspense, (ii) a description of the reason such proceeds are being held in suspense (to the extent such information is available to Seller; provided, however, such description shall in no way be deemed a representation or warranty regarding the accuracy or validity of any such description), and (iii) if known, the name or names of the persons claiming such proceeds. Notwithstanding anything herein to the contrary, to the extent Buyer receives a reduction in the Purchase Price pursuant to this Agreement for such suspense funds, Buyer agrees to indemnify the Seller Indemnified Persons against any claim relating to the failure to pay such fund after Closing.

ARTICLE 8

CONDITIONS TO CLOSING

Section 8.1 Conditions of Seller to Closing.

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject, at the option of Seller, to the satisfaction or waiver by Seller on or prior to Closing of each of the following conditions:

(a) each of the representations and warranties of Buyer contained in this Agreement is true and correct in all material respects (other than those representations and warranties of Buyer that are qualified by materiality, which are true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty are true and correct in all material respects (other than those representations and warranties of Buyer that are qualified by materiality, which are true and correct in all respects) as of such specified date;

(b) Buyer has performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c) no Proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement is pending before any Governmental Body and no order, writ, injunction or decree has been entered and is in effect by any court or any Governmental Body of competent jurisdiction, and no statute, rule, regulation or other requirement has been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated in this Agreement; provided, however, the Closing will proceed notwithstanding any Proceedings seeking to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated in this Agreement brought by holders of Preference Rights seeking to enforce such rights with respect to the Assets with aggregate Allocated Values of less than twenty percent (20%) of the total unadjusted Purchase Price, and the Assets subject to such Proceedings will be treated in accordance with Section 7.7;

(d) Buyer has delivered (or is ready, willing and able to immediately deliver) to Seller duly executed counterparts of the Conveyances and all other documents and certificates to be delivered by Buyer under Section 9.3 and has performed (or is ready, willing and able to immediately perform) the other obligations required to be performed by it under Section 9.3 (including delivery of the Closing Payment);

(e) the sum of all uncured Title Defect Amounts for Material Title Defects determined under Section 3.2(g) prior to Closing, less the sum of all Title Benefit Amounts for Title Benefits determined under Section 3.2(h) prior to the Closing, plus the sum of all Environmental Defects Amounts attributable to Material Environmental Defects, each determined or asserted in accordance with this Agreement, plus the Allocated Value of all Retained Assets, is less than twenty percent (20%) of the total unadjusted Purchase Price;

(f) the sum of all Losses from casualties to and takings of the Assets, determined or asserted in accordance with this Agreement, is less than twenty percent (20%) of the unadjusted Purchase Price;

(g) if applicable, the waiting period under the HSR Act applicable to the consummation of the transactions contemplated in this Agreement has expired, notice of early termination has been received or a consent order issued by or from applicable Governmental Authorities;

(h) has obtained, or caused to be obtained, in the name of Buyer, replacements for Seller’s and/or its Affiliates’ bonds, letters of credit and guaranties, if any, to the extent required by Section 7.12; and

(i) Buyer has furnished Seller with certificates of insurance on forms reasonably acceptable to Seller as set forth in Schedule 4.1(g).

Section 8.2 Conditions of Buyer to Closing.

The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject, at the option of Buyer, to the satisfaction or waiver by Buyer on or prior to Closing of each of the following conditions:

(a) each of the representations and warranties of Seller contained in this Agreement are true and correct in all material respects (other than those representations and warranties of Seller that are qualified by materiality or Material Adverse Effect, which are true and correct in all respects) as of the Closing Date as though made on and as of the Closing Date, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty is true and correct in all material respects (other than those representations and warranties of Seller that are qualified by materiality or Material Adverse Effect, which are true and correct in all respects) as of such specified date;

(b) Seller has performed and observed, in all material respects, all covenants and agreements to be performed or observed by it under this Agreement prior to or on the Closing Date;

(c) no Proceeding by a third party (including any Governmental Body) seeking to restrain, enjoin or otherwise prohibit the consummation of the transactions contemplated by this Agreement is pending before any Governmental Body and no order, writ, injunction or decree has been entered and is in effect by any court or any Governmental Body of competent jurisdiction, and no statute, rule, regulation or other requirement has been promulgated or enacted and be in effect, that on a temporary or permanent basis restrains, enjoins or invalidates the transactions contemplated in this Agreement; provided, however, the Closing will proceed notwithstanding any Proceedings seeking to restrain, enjoin or otherwise prohibit consummation of the transactions contemplated in this Agreement brought by holders of Preference Rights seeking to enforce such rights with respect to the Assets with aggregate Allocated Values of less than twenty percent (20%) of the total unadjusted Purchase Price, and the Assets subject to such Proceedings will be treated in accordance with Section 7.7;

(d) Seller has delivered (or is ready, willing and able to immediately deliver) to Buyer duly executed counterparts of the Conveyances and all other documents and certificates to be delivered by Seller under Section 9.2 and has performed (or be ready, willing and able to immediately perform) the other obligations required to be performed by it under Section 9.2;

(e) the sum of all uncured Title Defect Amounts for Material Title Defects determined under Section 3.2(g) prior to the Closing, less the sum of all Title Benefit Amounts for Material Title Benefits determined under Section 3.2(h) prior to the Closing, plus the sum of all Environmental Defects Amounts attributable to Material Environmental Defects, each determined and asserted in accordance with this Agreement, plus the Allocated Value of all Retained Assets, is less than twenty percent (20%) of the unadjusted Purchase Price;

(f) the sum of all Losses from casualties to and takings of the Assets, determined or asserted in accordance with this Agreement, is less than twenty percent (20%) of the unadjusted Purchase Price; and

(g) if applicable, the waiting period under the HSR Act applicable to the consummation of the transactions contemplated in this Agreement has expired, notice of early termination has been received or a consent order issued by or from applicable Governmental Authorities.

ARTICLE 9

CLOSING

Section 9.1 Time and Place of Closing.

Unless this Agreement has been terminated and the transactions contemplated in this Agreement have been abandoned pursuant to Article 10, and subject to the satisfaction or waiver of the conditions set forth in Article 8 (other than conditions the fulfillment of which by their nature is to occur at the completion of the transactions contemplated by this Agreement (the “Closing”), the Closing will take place at 10:00 a.m., local time, on June 30, 2014, at Seller’s offices in Dallas, Texas, unless another date, time or place is mutually agreed to in writing by Buyer and Seller. If any of the conditions (other than conditions the fulfillment of which by their nature is to occur at the Closing) set forth in Article 8 are not satisfied or waived at the time the Closing is to occur pursuant to the foregoing sentence of this Section 9.1, then subject to Article 10 the Closing will occur on the date thereafter that is the third Business Day after the satisfaction or waiver of all such conditions.

Section 9.2 Obligations of Seller at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, Seller is obligated to deliver or cause to be delivered to Buyer, or perform or cause to be performed, the following:

(a) the Conveyances in sufficient duplicate originals to allow recording in all appropriate jurisdictions and offices, duly executed by Seller;

(b) letters-in-lieu of transfer orders covering the Assets, duly executed by Seller;

(c) a certificate duly executed by an authorized corporate officer of Seller, dated as of Closing, certifying on behalf of Seller that the conditions set forth in Section 8.2(a) and Section 8.2(b) have been fulfilled;

(d) the Preliminary Closing Statement;

(e) an executed statement in the form attached hereto as Exhibit D certifying that Seller is not a foreign person within the meaning of the Code;

(f) if required by Section 3.2(d)(iii), Section 3.2(h)(iii), and/or Section 4.3, a duly executed counterpart to the Escrow Agreement; and

(g) any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at Closing.

Section 9.3 Obligations of Buyer at Closing.

At the Closing, upon the terms and subject to the conditions of this Agreement, Buyer is obligated to deliver or cause to be delivered to Seller, or perform or caused to be performed, the following:

(a) a wire transfer of the Closing Payment, in same-day funds;

(b) the Conveyances, duly executed by Buyer;

(c) letters-in-lieu of transfer orders covering the Assets, duly executed by Buyer;

(d) a certificate by an authorized corporate officer of Buyer, dated as of Closing, certifying on behalf of Buyer that the conditions set forth in Section 8.1(a) and Section 8.1(b) have been fulfilled;

(e) the Preliminary Closing Statement;

(f) if required by Section 3.2(d)(iii), Section 3.2(h)(iii), and/or Section 4.3, a duly executed counterpart to the Escrow Agreement; and

(g) any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered at Closing.

Section 9.4 Closing Adjustments and Closing Payment.

(a) Not later than five (5) Business Days prior to the Closing Date, Seller will prepare and deliver to Buyer, based upon the best information available to Seller, a preliminary settlement statement, together with supporting documentation, estimating the Adjusted Purchase Price after giving effect to all adjustments listed in Section 2.2 and Section 2.3 (the “Preliminary Closing Statement”). The estimate delivered in accordance with this Section 9.4(a) constitutes the dollar amount to be paid by Buyer to Seller at the Closing (the “Closing Payment”). Until one (1) Business Day before the Closing Date, Buyer may review and discuss the Preliminary Closing Statement with Seller; provided, however, Seller is not required to make any change to which Seller does not agree.

(b) As soon as reasonably practicable after the Closing but not later than one hundred eighty (180) days following the Closing Date, Seller will prepare and deliver to Buyer a statement (the “Final Closing Statement”) setting forth the final calculation of the Agreed Purchase Price and showing the calculation of each adjustment, based, to the extent possible, on actual credits, charges, receipts and other items before and after the Effective Time and taking into account all adjustments provided for in this Agreement (the “Final Purchase Price”). Seller will, at Buyer’s request, supply reasonable documentation available to support any credit, charge, receipt or other item. Buyer and its representatives may review such statement and the supporting schedules, analyses, work papers and other underlying records or documentation reasonably necessary and appropriate in Buyer’s review of such statement. Each party will cooperate fully and promptly with the other and their respective representatives in such examination with respect to all reasonable requests related thereto. As soon as reasonably practicable, but not later than the 30th day following receipt of Seller’s statement hereunder, Buyer will deliver to Seller a written report containing any changes that Buyer proposes be made to such statement. Seller and Buyer will undertake to agree on the final statement of the Final Purchase Price no later than two hundred ten (210) days after the Closing Date (the “Final Settlement Date”). Unless the parties are unable to reach agreement on the Final Closing Statement on or before the Final Settlement Date, then on the Final Settlement Date, (i) Buyer will pay to Seller the amount by which the Final Purchase Price exceeds the Closing Payment or (ii) Seller will pay to Buyer the amount by which the Closing Payment exceeds the Final Purchase Price, as applicable (in either case, the “Final Adjustment”).

(c) If Seller and Buyer cannot reach agreement by the Final Settlement Date, either party may refer the remaining matters in dispute to PricewaterhouseCoopers LLP, or such other nationally-recognized independent accounting firm as may be mutually accepted by Buyer and Seller, for review and final determination (the “Agreed Accounting Firm”). If issues are submitted to the Agreed Accounting Firm for resolution, Seller and Buyer will each enter into a customary engagement letter with the Agreed Accounting Firm at the time the issues remaining in dispute are submitted to the Agreed Accounting Firm. The Agreed Accounting Firm will be directed to (i) review the statement setting forth Seller’s calculation of the Final Purchase Price and the records relating thereto only with respect to items identified by Buyer in its written report containing changes to such statement that remain disputed immediately following the Final Settlement Date and (ii) determine the final adjustments. Each party will furnish the Agreed Accounting Firm such work papers and other records and information relating to the objections in dispute as the Agreed Accounting Firm may reasonably request and that are available to such party or its Affiliates (and such parties’ independent public accountants). The parties will, and will cause their representatives to, cooperate and assist in the conduct of any review by the Agreed Accounting Firm, including making available books, records and, as available, personnel as reasonably required. The Agreed Accounting Firm will conduct the arbitration proceedings in Dallas, Texas in accordance with the Commercial Arbitration Rules of the American Arbitration Association, to the extent such rules do not conflict with the terms of this Section 9.4. The Agreed Accounting Firm’s determination will be made within thirty (30) days after submission of the matters in dispute and will be final and binding on both parties, without right of appeal and such decision will constitute an arbitral award upon which a judgment may be entered by a court having jurisdiction thereof. In determining the proper amount of any adjustment to the Final Purchase Price, the Agreed Accounting Firm may not increase the Final Purchase Price more than the increase proposed by Seller nor decrease the Final Asset Value more than the decrease proposed by Buyer, as applicable, and may not award damages or penalties to either party with respect to any matter. Seller and Buyer will each bear its own legal fees and other costs of presenting its case. Each party will bear one-half of the costs and expenses of the accounting firm. Within ten (10) Business Days after the date on which the parties or the Agreed Accounting Firm, as applicable, finally determines the disputed matters, (x) Buyer will pay to Seller the amount by which the Final Purchase Price exceeds the Closing Payment or (y) Seller will pay to Buyer the amount by which the Closing Payment exceeds the Final Purchase Price, as applicable. Any post-Closing payment pursuant to this Section 9.4(c) will bear interest at the Agreed Interest Rate from (but not including) the Closing Date to (and including) the date both Buyer and Seller have executed the Final Closing Statement.

(d) All payments made or to be made hereunder to Seller will be by electronic transfer of immediately available funds to the account of Seller as may be specified by Seller in writing. All payments made or to be made hereunder to Buyer will be by electronic transfer of immediately available funds to a bank and account specified by Buyer in writing to Seller. Upon execution of the Final Closing Statement by the parties and the payment of the Final Adjustment by one party to the other, neither party will have any further obligation to for any additional adjustments to the Purchase Price under Section 2.2.

ARTICLE 10

TERMINATION

Section 10.1 Termination.

This Agreement may be terminated and the transactions contemplated in this Agreement abandoned at any time prior to the Closing:

(a)	by mutual written consent of Seller and Buyer;

(b)	by either Seller or Buyer, if:

(i)	the Closing has not occurred on or before the Termination Date; provided, however, that the right to terminate this Agreement under this Section 10.1(b)(i) is not available (A) to Seller, if any breach of this Agreement by Seller has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date or (B) to Buyer, if any breach of this Agreement by Buyer has been the principal cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date; or

(ii)	any Law makes consummation of the transactions contemplated in this Agreement illegal or otherwise prohibited or a Governmental Body issues an order, decree or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated in this Agreement, and such order, decree, ruling, or other action has become final and non appealable;

(c) by Seller, if (i) any of the representations and warranties of Buyer contained in this Agreement are not true and correct in all material respects (provided that any such representation or warranty that is already qualified by a materiality standard or a material adverse effect qualification will not be further qualified); or (ii) Buyer has failed to fulfill in any material respect any of its obligations under this Agreement; and, in the case of each of clauses (i) and (ii), such misrepresentation, or breach of warranty, if curable, has not been cured within ten (10) days after written notice thereof from Seller to Buyer; provided, that any cure period will not extend beyond the Termination Date and will not extend the Termination Date; or

(d) by Buyer, if (i) any of the representations and warranties of Seller contained in this Agreement are not true and correct in all material respects (provided that any such representation or warranty that is already qualified by a materiality or Material Adverse Effect qualification will not be further qualified); or (ii) Seller has failed to fulfill in any material respect any of its obligations under this Agreement, and, in the case of each of clauses (i) and (ii), such misrepresentation, breach of warranty or failure, if curable, has not been cured within ten (10) days after written notice thereof from Buyer to Seller; provided, that any cure period will not extend beyond the Termination Date and will not extend the Termination Date.

Section 10.2 Effect of Termination.

If this Agreement is terminated pursuant to Section 10.1, then this Agreement will be void and of no further force or effect (except for the provisions of Section 4.4, Section 5.6, Section 6.5, Section 7.5, Section 11.8, Section 11.9, and Section 11.11 of this Agreement and this Article 10, the Section entitled “Definitions,” and ARTICLE 13, all of which will continue in full force and effect). Notwithstanding the foregoing, nothing contained in this Section 10.2 relieves any party from liability for Losses resulting from its breach of this Agreement.

Section 10.3 Distribution of Deposit Upon Termination.

(a) If Seller terminates this Agreement (i) because Buyer has failed to comply with any provision of Section 8.1(a), Section 8.1(b), Section 8.1(d), Section 8.1(h), or Section 8.1(i); or (ii) as the result of any default or breach by Buyer of Buyer’s obligations hereunder, then Seller may retain the Deposit, as its sole and exclusive remedy as liquidated damages, free of any claims by Buyer or any other Person with respect thereto. It is expressly stipulated by the parties that the actual amount of damages resulting from such a termination would be difficult if not impossible to determine accurately because of the unique nature of this Agreement, the unique nature of the Assets, the uncertainties of applicable commodity markets and differences of opinion with respect to such matters, and that the liquidated damages provided for in this Agreement are a reasonable estimate by the parties of such damages.

(b) If this Agreement is terminated for any reason other than the reasons set forth in Section 10.3(a), Seller will deliver the Deposit to Buyer without interest thereon, free of any claims by Seller or any other Person with respect thereto after Buyer has satisfied any remaining obligations hereunder.

(c) Notwithstanding anything to the contrary in this Agreement, Buyer is not entitled to receive interest on the Deposit, whether the Deposit is applied against the Purchase Price or returned to Buyer pursuant to this Section 10.3.

ARTICLE 11

POST-CLOSING OBLIGATIONS; INDEMNIFICATION;

LIMITATIONS; DISCLAIMERS AND WAIVERS

Section 11.1 Assumed Obligations.

Subject to the indemnification by Seller under Section 11.3, on the Closing Date, Buyer assumes and will fulfill, perform, pay and discharge (or cause to be fulfilled, performed, paid or discharged) all of the obligations and liabilities of Seller and its predecessors in interest, known or unknown, with respect to the Assets, regardless of whether such obligations or liabilities arose prior to, on or after the Effective Time, including but not limited to obligations to (a) furnish makeup gas according to the terms of applicable gas sales, gathering or transportation contracts, and to satisfy all other gas balancing obligations, if any, (b) pay working interests, royalties, overriding royalties and other interests (including those held in suspense), (c) properly plug and abandon any and all wells (including the Wells), including inactive wells or temporarily abandoned wells, drilled on the Properties, as required by Law, (d) replug any well, wellbore, or previously plugged well on the Properties to the extent required by Governmental Body, (e) dismantle, salvage and remove any equipment, structures, materials, flow lines, and property of whatever kind related to or associated with operations and activities conducted on the Properties, (f) cleanup, restore and/or remediate the premises covered by or related to the Assets in accordance with applicable agreements and Laws, (g) pay all Property Costs allocated to Buyer pursuant to Section 1.4(b), (h) perform all obligations applicable to or imposed on the lessee, owner, or operator under the Leases or with respect to the Mineral Interests and related contracts, or as required by applicable Laws (all of said obligations and liabilities, subject to the exclusions below, are referred to in this Agreement as the “Assumed Obligations”); provided, however, that the Assumed Obligations do not include, and Buyer has no obligation to assume, any obligations or liabilities of Seller to the extent that they are (such excluded obligations and liabilities, the “Excluded Obligations”):

(i)	attributable to or arising out of the Excluded Assets;

(ii)	Retained Employee Liabilities;

(iii)	attributable to or arising out of the payment of royalties and overriding royalties attributable to the period of time prior to the Effective Time or measured by production occurring prior to the Effective Time (“Royalty Liabilities”), provided that Seller shall not have any liability for Claims first made after twelve (12) months after the Closing Date, and all such Royalty Liabilities shall become Assumed Obligations after the expiration of such twelve (12) month period;

(iv)	attributable to or arising out of any personal injury or death, prior to the Closing Date;

(v)	any Taxes of Seller and its Affiliates, other than Taxes for which a Tax Return is not required to be filed until after the Closing Date to the extent that Buyer is responsible to file such Tax Returns and pay such Taxes under this Agreement, provided that Seller shall not have any liability for Claims for such Taxes (other than the Income Taxes of Seller) first made after twelve (12) months after the Closing Date, and all such Tax liabilities and obligations shall become Assumed Obligations after the expiration of such twelve (12) month period; and

(vi)	attributable to or arising out of the Proceedings described on Schedule 5.7, but only to the extent the liabilities and obligations with respect to such Proceedings accrued prior to the Effective Time.

Section 11.2 Survival.

(a) All representations and warranties of Seller and Buyer contained in this Agreement shall survive for six (6) months after the Closing Date; provided, however, that the representations and warranties contained in Section 5.2 (Existence and Qualification), Section 5.3 (Power), Section 5.4 (Authorization and Enforceability), Section 5.6 (Liability for Brokers’ Fees), Section 6.1 (Existence and Qualification), Section 6.2 (Power), Section 6.3 (Authorization and Enforceability), Section 6.5 (Liability for Brokers’ Fees), Section 6.9 (SEC Disclosure), and Section 6.13 (Independent Evaluation) (collectively, the “Fundamental Representations”) survive until the expiration of the applicable statute of limitations period. Upon the termination of a representation or warranty in accordance with the foregoing, such representation or warranty has no further force or effect for any purpose under this Agreement. The covenants and other agreements of Seller and Buyer set forth in this Agreement survive the Closing Date until fully performed.

(b) No party hereto has any indemnification obligation pursuant to this Article 11 or otherwise hereunder unless it receives from the party seeking indemnification a written notice (a “Claim Notice”) of the existence of the claim for or in respect of which indemnification is being sought hereunder on or before the expiration of the applicable survival period set forth in Section 11.2(a). If an Indemnified Party delivers a Claim Notice with respect to a representation or warranty to an Indemnifying Party before the expiration of the applicable survival period set forth in Section 11.2(a), then the applicable representation or warranty survives until, but only for purposes of, the resolution of the matter covered by such Claim Notice. A Claim Notice must set forth with reasonable specificity (i) the basis for such claim under this Agreement, and the facts that otherwise form the basis of such claim and (ii) to the extent reasonably estimable, an estimate of the amount of such claim (which estimate will not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate.

Section 11.3 Indemnification by Seller.

From and after the Closing, subject to the terms and conditions of this Article 11 (including the applicable survival periods and the timing requirements in Section 11.2), Seller will jointly and severally indemnify, defend and hold harmless Buyer and its members, managers, partners, directors, officers, employees, stockholders, members, agents, consultants, advisors and other representatives (including legal counsel, accountants and financial advisors) and Affiliates and the successors and permitted assigns of this Agreement of Buyer (collectively, the “Buyer Indemnified Persons”) from and against any and all Losses asserted against, resulting from, imposed upon or incurred or suffered by any Buyer Indemnified Person to the extent resulting from, arising out of or relating to:

(a) any breach of any representation or warranty of Seller contained in this Agreement or confirmed in any certificate furnished by or on behalf of Seller in connection with this Agreement REGARDLESS OF FAULT;

(b) any breach or nonfulfillment of or failure to perform any covenant or agreement of Seller contained in this Agreement REGARDLESS OF FAULT or confirmed in any certificate furnished by or on behalf of Seller in connection with this Agreement; and

(c) any Excluded Obligations.

Section 11.4 Indemnification by Buyer.

From and after the Closing, subject to the adjustments to the Purchase Price for purposes of the Closing Statements contained in Section 2.2 and the terms and conditions of this Article 11 (including the applicable survival and timing requirements of Section 11.2), Buyer will indemnify, defend and hold harmless Seller, Seller’s Affiliates, and each of their respective members, managers, general partners, partners, directors, officers, employees, agents, consultants, equity owners, stockholders, advisors and other representatives (including legal counsel, accountants and financial advisors), and Seller’s predecessors-in-interest (all such persons referred to collectively as the “Seller Indemnified Persons”) from and against any and all Losses, asserted against, resulting from, imposed upon, or incurred or suffered by any Seller Indemnified Person, directly or indirectly, to the extent resulting from, arising out of, or relating to:

(a) any breach of any representation or warranty of Buyer contained in this Agreement or confirmed in any certificate furnished by or on behalf of Buyer to Seller in connection with this Agreement REGARDLESS OF FAULT;

(b) any breach or nonfulfillment of or failure to perform any covenant or agreement of Buyer contained in this Agreement REGARDLESS OF FAULT or confirmed in any certificate furnished by or on behalf of Buyer to Seller in connection with this Agreement;

(c) the Assumed Obligations REGARDLESS OF FAULT;

(d) Environmental Laws, Environmental Liabilities, the release of materials into the environment or protection of human health, safety, natural resources or the environment, or any other environmental condition of the Assets, REGARDLESS OF FAULT; and

(e) any other indemnity obligations of Buyer contained in this Agreement, including without limitation, Section 4.4.

Section 11.5 Indemnification Proceedings.

(a) If any claim or demand for which Seller or Buyer (such Person being an “Indemnifying Party”) may be liable to a Buyer Indemnified Person under Section 11.3 or to an Seller Indemnified Person under Section 11.4 (an “Indemnified Party”) is asserted against or sought to be collected from an Indemnified Party by a third party (a “Third Party Claim”) the Indemnified Party will with reasonable promptness notify the Indemnifying Party of such Third Party Claim by delivery of a Claim Notice, provided that the failure or delay to so notify the Indemnifying Party does not relieve the Indemnifying Party of its obligations under this Article 11, except (and solely) to the extent that the Indemnifying Party demonstrates that its defense of such Third Party Claim is actually and materially prejudiced thereby. The Indemnifying Party has thirty (30) days from receipt of the Claim Notice from the Indemnified Party (in this Section 11.5, the “Notice Period”) to notify the Indemnified Party whether or not the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is authorized prior to and during the Notice Period, and at the cost and expense of the Indemnifying Party, to file any motion, answer or other pleading that it deems reasonably necessary to protect its interests or those of the Indemnifying Party. The Indemnifying Party has the right to assume the defense of such Third Party Claim only if and for so long as the Indemnifying Party (i) notifies the Indemnified Party during the Notice Period that the Indemnifying Party is assuming the defense of such Third Party Claim, (ii) uses counsel of its own choosing that is reasonably satisfactory to the Indemnified Party, and (iii) conducts the defense of such Third Party Claim in an active and diligent manner. If the Indemnifying Party is entitled to, and does, assume the defense of any such Third Party Claim, the Indemnified Party has the right to employ separate counsel at its own expense and to participate in the defense thereof; provided, however, that notwithstanding the foregoing, the Indemnifying Party will pay the reasonable attorneys’ fees of the Indemnified Party if the Indemnified Party’s counsel has advised the Indemnified Party that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel for the Indemnifying Party and the Indemnified Party (provided that the Indemnifying Party is not responsible for paying for more than one separate firm of attorneys and one local counsel to represent all of the Indemnified Parties subject to such Third Party Claim). If the Indemnifying Party elects (and is entitled) to assume the defense of such Third Party Claim, (i) no compromise or settlement thereof or consent to any admission or the entry of any judgment with respect to such Third Party Claim may be effected by the Indemnifying Party without the Indemnified Party’s written consent (not to be unreasonably withheld, conditioned or delayed) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party (and no injunctive or other equitable relief is imposed upon the Indemnified Party) and there is an unconditional provision whereby each plaintiff or claimant in such Third Party Claim releases the Indemnified Party from any and all liability with respect thereto and (ii) the Indemnified Party will have no liability with respect to any compromise or settlement thereof effected without its written consent (not to be unreasonably withheld). If the Indemnifying Party elects not to assume the defense of such Third Party Claim (or fails to give notice to the Indemnified Party during the Notice Period or otherwise is not entitled to assume such defense), the Indemnified Party will be entitled to assume the defense of such Third Party Claim with counsel of its own choice, at the expense and for the account of the Indemnifying Party; provided, however, that the Indemnified Party may make no settlement, compromise, admission or acknowledgment that gives rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party, not to be unreasonably withheld, conditioned or delayed.

(b) Notwithstanding the foregoing, the Indemnifying Party is not entitled to control (but is entitled to participate at its own expense in the defense of), and the Indemnified Party, is entitled to have sole control over, the defense or settlement, compromise, admission or acknowledgment of any Third Party Claim (i) at the reasonable expense of the Indemnifying Party, as to which the Indemnifying Party fails to assume the defense during the Notice Period after the Indemnified Party gives notice thereof to the Indemnifying Party or (ii) at the reasonable expense of the Indemnifying Party, to the extent the Third Party Claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could materially adversely affect the business, condition (financial or other), capitalization, assets, liabilities, results of operations or prospects of the Indemnified Party. The Indemnified Party may make no settlement, compromise, admission, or acknowledgment that gives rise to liability on the part of the Indemnifying Party without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed).

(c) In any case in which an Indemnified Party seeks indemnification hereunder and no Third Party Claim is involved, the Indemnified Party will deliver a Claim Notice to the Indemnifying Party within a reasonably prompt period of time after an officer of such Indemnified Party or its Affiliates has obtained knowledge of the Loss giving rise to indemnification hereunder. The failure or delay to so notify the Indemnifying Party does not relieve the Indemnifying Party of its obligations under this Article 11 except to the extent such failure results in insufficient time being available to permit the Indemnifying Party to effectively mitigate the resulting Losses or otherwise prejudices the Indemnifying Party.

Section 11.6 Limitations on Indemnities.

(a) Solely for purposes of calculating the amount of Losses incurred arising out of or relating to any breach or inaccuracy of a representation or warranty (and not for determining whether a breach has occurred), the references to “Material Adverse Effect” or other materiality qualifications (or correlative terms) will be disregarded.

(b) Notwithstanding the foregoing, (i) Seller shall not be obligated to indemnify the Buyer Indemnified Persons pursuant to Section 11.3(a) (other than for breaches of Fundamental Representations of Seller), unless and until (i) the amount of the liability for any individual Claim for which a Claim Notice is delivered by Buyer exceeds $250,000 (each a “Material Indemnification Matter”), (ii) the amount of all Losses incurred by Buyer for Material Indemnification Matters exceeds 2% of the Purchase Price in the aggregate (the “Indemnity Deductible”), in which event Buyer may recover Losses related to Material Indemnification Matters incurred only to the extent the aggregate Losses with respect to such Material Indemnification Matters are in excess of the Indemnity Deductible, and (iii) Seller’s maximum liability for Losses related to Material Indemnification Matters under Section 11.3(a) shall be twenty percent (20%) of the Purchase Price.

Section 11.7 Release.

EXCEPT WITH RESPECT TO POST-CLOSING REMEDIATION AGREED TO BY SELLER AND BUYER OR PROVIDED BY DECISION OF THE INDEPENDENT EXPERT PURSUANT TO Section 4.3, SUBJECT TO BUYER’S INDEMNITY RIGHTS IN Section 11.3, BUYER RELEASES, REMISES AND FOREVER DISCHARGES THE SELLER INDEMNIFIED PERSONS FROM ANY AND ALL CLAIMS, KNOWN OR UNKNOWN, WHETHER NOW EXISTING OR ARISING IN THE FUTURE, CONTINGENT OR OTHERWISE, WHICH BUYER MIGHT NOW OR SUBSEQUENTLY MAY HAVE AGAINST THE SELLER INDEMNIFIED PERSONS, RELATING DIRECTLY OR INDIRECTLY TO THE CLAIMS ARISING OUT OF OR INCIDENT TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, INCLUDING RIGHTS TO CONTRIBUTION UNDER CERCLA, REGARDLESS OF FAULT.

Section 11.8 Disclaimers.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT, CONFIRMED IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(C), OR IN THE CONVEYANCE, (I) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (II) SELLER EXPRESSLY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY OF ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO BUYER BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF SELLER OR ANY OF ITS AFFILIATES.

(b) EXCEPT AS EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 5 OF THIS AGREEMENT, CONFIRMED IN THE CERTIFICATE OF SELLER TO BE DELIVERED PURSUANT TO SECTION 9.2(C), OR IN THE CONVEYANCE, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (I) TITLE TO ANY OF THE ASSETS, (II) THE CONTENTS, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, OR ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE ASSETS, (III) THE QUANTITY, QUALITY OR RECOVERABILITY OF PETROLEUM SUBSTANCES IN OR FROM THE ASSETS, (IV) ANY ESTIMATES OF THE VALUE OF THE ASSETS, FUTURE REVENUES GENERATED BY THE ASSETS OR FUTURE COSTS ASSOCIATED WITH THE ASSETS, (V) THE PRODUCTION OF HYDROCARBONS FROM THE ASSETS, (VI) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE

ASSETS, (VII) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES, (VIII) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT BUYER IS DEEMED TO BE OBTAINING THE ASSETS IN THEIR PRESENT STATUS, CONDITION AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS AND THAT BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE, OR (IX) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM PATENT OR TRADEMARK INFRINGEMENT.

(c) SELLER HAS NOT AND WILL NOT MAKE ANY REPRESENTATION OR WARRANTY REGARDING ANY MATTER OR CIRCUMSTANCE RELATING TO ENVIRONMENTAL LAWS, ENVIRONMENTAL LIABILITIES, THE RELEASE OF MATERIALS INTO THE ENVIRONMENT OR THE PROTECTION OF HUMAN HEALTH, SAFETY, NATURAL RESOURCES OR THE ENVIRONMENT, OR ANY OTHER ENVIRONMENTAL CONDITION OF THE ASSETS, AND NOTHING IN THIS AGREEMENT OR OTHERWISE WILL BE CONSTRUED AS SUCH A REPRESENTATION OR WARRANTY, AND BUYER IS DEEMED TO BE TAKING THE ASSETS “AS IS” AND “WHERE IS” FOR PURPOSES OF THEIR ENVIRONMENTAL CONDITION.

Section 11.9 Waiver of Trade Practices Acts.

(a) It is the intention of the parties that Buyer’s rights and remedies with respect to this transaction and with respect to all acts or practices of Seller, past, present or future, in connection with this transaction be governed by legal principles other than the Texas Deceptive Trade Practices—Consumer Protection Act, Tex. Bus. & Com. Code Ann. § 17.41 et seq. (the “DTPA”). As such, Buyer waives the applicability of the DTPA to this transaction and any and all duties, rights or remedies that might be imposed by the DTPA, whether such duties, rights and remedies are applied directly by the DTPA itself or indirectly in connection with other statutes; provided, however, Buyer does not waive § 17.555 of the DTPA. Buyer acknowledges, represents and warrants that it is purchasing the goods and/or services covered by this Agreement for commercial or business use; that it has assets of $5,000,000.00 or more according to its most recent financial statement prepared in accordance with GAAP; that it has knowledge and experience in financial and business matters that enable it to evaluate the merits and risks of a transaction such as this; and that it is not in a significantly disparate bargaining position with Seller.

(b) Buyer expressly recognizes that the price for which Seller has agreed to perform its obligations under this Agreement has been predicated upon the inapplicability of the DTPA and this waiver of the DTPA. Buyer further recognizes that Seller, in determining to proceed with the entering into of this Agreement, has expressly relied on this waiver and the inapplicability of the DTPA.

Section 11.10 Recording.

As soon as practicable after Closing but no later than thirty (30) days after Closing, Buyer will record the Conveyances in the appropriate counties and/or parishes and provide Seller with copies of all recorded or approved instruments. The Conveyances are intended to convey all of the Properties being conveyed pursuant to this Agreement. Certain Properties or specific portions of the Properties that are leased from, or require the approval to transfer by, a Governmental Body are conveyed under the Conveyances and also are described and covered by other separate assignments made by Seller to Buyer on officially approved forms, or forms acceptable to such entity, in sufficient multiple originals to satisfy applicable statutory and regulatory requirements. The interests conveyed by such separate assignments are the same, and not in addition to, the interests conveyed in the Conveyances attached as Exhibit B. Further, such assignments are deemed to contain the special warranty of title of Seller and all of the exceptions, reservations, rights, titles, power and privileges set forth in this Agreement and in the Conveyances as fully and only to the extent as though they were set forth in each such separate assignment. At Buyer’s cost and expense, Buyer will provide Seller with copies of recorded Conveyances within ten (10) days of receipt.

Section 11.11 Non-Compensatory Damages.

None of the Buyer Indemnified Persons nor Seller Indemnified Persons are entitled to recover from Seller or Buyer, or their respective Affiliates, any indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated in this Agreement, except to the extent any such party suffers such damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending of such damages) to a third party, which damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending against such damages) are not excluded by this provision as to recovery hereunder. Subject to the preceding sentence, Buyer, on behalf of each of the Buyer Indemnified Persons, and Seller, on behalf of each of Seller Indemnified Persons, waive any right to recover punitive, special, exemplary and consequential damages, including damages for lost profits, arising in connection with or with respect to this Agreement or the transactions contemplated in this Agreement.

Section 11.12 Disclaimer of Application of Anti-Indemnity Statutes.

The provisions of any anti-indemnity statute relating to oilfield services and associated activities are not applicable to this Agreement and/or the transactions contemplated in this Agreement.

ARTICLE 12

GUARANTY

Section 12.1 Guaranty. The Guarantor hereby absolutely, irrevocably and unconditionally guaranties the due and punctual performance when due of all liabilities and obligations of Buyer (including any obligation for the payment of money) under this Agreement (collectively referred to as the “Guaranteed Obligations”) and any and all expenses (including counsel fees and expenses) incurred by Seller in enforcing any rights under the Guaranty. The undertakings of Guarantor contained in this ARTICLE 12 are referred to as the “Guaranty.”

Section 12.2 Guaranty of Payment and Not of Collection. This Guaranty is a guaranty of performance and payment, and not of collection, and is an obligation and debt of the Guarantor for its own account. Accordingly, Seller shall not be obligated or required before enforcing this Guaranty against the Guarantor: (a) to pursue any right or remedy Seller may have against Buyer, or any other Person or commence any suit or other proceeding against Buyer or any other Person in any court or other tribunal; or (b) to make any claim in a liquidation or bankruptcy of Buyer or any other Person.

Section 12.3 Guaranty Absolute. The Guarantor guarantees that the Guaranteed Obligations will be performed or paid, as applicable, strictly in accordance with the terms of this Agreement and any other documents evidencing the same. The Guarantor waives any right that it might have to challenge the amount or validity of any amounts (a) acknowledged by Buyer to be due under the Agreement or (b) finally determined to be due under the Agreement pursuant to arbitration proceedings or otherwise pursuant to, or in connection with, the Agreement. The liability of the Guarantor under this Guaranty shall be absolute and unconditional in accordance with its terms and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever (other than full and timely performance or indefeasible payment in full, as applicable). This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Seller upon the insolvency, bankruptcy or reorganization of Buyer or otherwise as though such payment had not been made.

Section 12.4 Waivers. Guarantor, to the fullest extent permitted by applicable Laws, hereby waives notice of acceptance hereof or any presentment, demand, protest or notice of any kind, and any other act or thing, or omission or delay to do any other act or thing, which in any manner or to any extent might vary the risk of the Guarantor or which otherwise might operate to discharge the Guarantor from its obligations hereunder and hereby waives all rights the Guarantor may now or in the future have under any statute relating to sureties or otherwise related to the foregoing waiver. Any right which at any time the Guarantor has under the existing or future laws to require that recourse be had to the assets of any other person before any claim is enforced against such Guarantor in respect of the Guaranteed Obligations hereby assumed by the Guarantor is hereby abandoned and waived. The Guarantor agrees that if at any time Seller sues the Guarantor in respect of this Guaranty and Buyer is not sued also, the Guarantor shall not claim that Buyer must be made a party to the proceedings. The Guarantor agrees to be bound by this Guaranty whether or not it is made a party to legal proceedings for the recovery of any amount due or owing to Seller by Buyer and whether the formalities required by any law whether existing now or in the future in regard to the rights or obligations of sureties shall or shall not have been observed.

ARTICLE 13

MISCELLANEOUS

Section 13.1 Counterparts.

This Agreement may be executed and delivered (including by email or facsimile transmission) in counterparts, each of which is deemed an original instrument, but all such counterparts together constitute but one agreement.

Section 13.2 Notices.

All notices which are required or may be given pursuant to this Agreement must be given in writing and delivered personally, by telecopy or by registered or certified mail, postage prepaid, as follows:

If to Seller:	c/o Merit Energy Company
13727 Noel Road, Suite 1200
Dallas, Texas 75240
Attention: General Counsel Telephone: 972-701-8377
Telecopy: 972-960-1252 and 972-628-1948

With a copy to (which:	c/o Merit Energy Company
does not constitute	13727 Noel Road, Suite 1200
notice to Seller):	Dallas, Texas 75240
Attention: Vice President – Acquisitions and Divestitures
Telephone: 972-701-8377
Telecopy: 972-960-1252 and 972-628-1881

If to Buyer:	c/o Atlas Resource Partners GP, LLC
Park Place Corporate Center One
1000 Commerce Drive, Suite 410
Pittsburgh, Pennsylvania 15275
Attention: General Counsel
Telephone: 330-563-0286
Facsimile: 330-896-8518

With a copy to (which does not constitute notice to Buyer):
Jones Day 717 Texas, Suite 3300 Houston, Texas Attention: Jeff Schlegel Telephone: 832-239-3939 Facsimile: 832-239-3600

Either party may change its address for notice by notice to the other in the manner set forth above. All notices are deemed to have been duly given at the time of receipt by the party to which such notice is addressed.

Section 13.3 Sales or Use Tax Recording Fees and Similar Taxes and Fees.

Buyer bears any sales, use, excise, real property transfer, gross receipts, goods and services, registration, capital, documentary, stamp or transfer Taxes, recording fees and similar Taxes and fees (collectively “Transfer Taxes”) incurred and imposed upon, or with respect to, the transactions contemplated by this Agreement. Seller will determine, and Buyer will cooperate with Seller in determining the amount of any Transfer Taxes, if any, that are due in connection with the transactions contemplated by this Agreement and Buyer will pay any such Transfer Tax to Seller or to the appropriate Governmental Body. If any of the transactions contemplated by this Agreement are exempt from any such Transfer Taxes upon the filing of an appropriate certificate or other evidence of exemption, Buyer will timely furnish to Seller such certificate or evidence.

Section 13.4 Expenses.

Except as otherwise expressly provided in Section 13.3, or elsewhere in this Agreement, (a) all expenses incurred by Seller in connection with or related to the authorization, preparation or execution of this Agreement, the Conveyance delivered hereunder and the Exhibits and Schedules hereto and thereto, and all other matters related to the Closing, including without limitation, all fees and expenses of counsel, accountants and financial advisers employed by Seller, will be borne solely and entirely by Seller, and (b) all such expenses incurred by Buyer will be borne solely and entirely by Buyer.

Section 13.5 Change of Name.

As promptly as practicable, but in any case within ninety (90) days after the Closing Date, Buyer will eliminate the names “Merit Energy Company,” “Merit” and any variants thereof and any names of Seller’s Affiliates and any variants thereof from the Assets acquired pursuant to this Agreement and, except with respect to such grace period for eliminating existing usage, has no right to use any logos, trademarks or trade names belonging to Seller or any of its Affiliates.

Section 13.6 Governing Law and Venue.

THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES IS GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS OTHERWISE APPLICABLE TO SUCH DETERMINATIONS. JURISDICTION AND VENUE WITH RESPECT TO ANY DISPUTES ARISING HEREUNDER ARE PROPER ONLY IN DALLAS COUNTY, TEXAS, AND THE PARTIES IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY DISPUTE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT BROUGHT IN SUCH COURTS OR ANY DEFENSE OF INCONVENIENT FORUM FOR THE MAINTENANCE OF SUCH DISPUTE.

Section 13.7 Captions.

The captions in this Agreement are for convenience only and are not to be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 13.8 Waivers.

Any failure by any party or parties to comply with any of its or their obligations, agreements or conditions in this Agreement contained may be waived in writing, but not in any other manner, by the party or parties to whom such compliance is owed. No waiver of, or consent to a change in, any of the provisions of this Agreement is deemed or constitutes a waiver of, or consent to a change in, other provisions of this Agreement (whether or not similar), nor does such waiver constitute a continuing waiver unless otherwise expressly provided. The rights of Seller and Buyer under this Agreement are cumulative and the exercise or partial exercise of any such right does not preclude the exercise of any other right.

Section 13.9 Assignment.

No party may assign all or any part of this Agreement, nor may any party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other party. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 13.10 Entire Agreement.

The Confidentiality Agreement, this Agreement and the Exhibits and Schedules attached hereto, and the documents to be executed hereunder constitute the entire agreement between the parties pertaining to the subject matter of this Agreement, and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining to the subject matter of this Agreement.

Section 13.11 Amendment.

This Agreement may be amended or modified only by an agreement in writing executed by the parties hereto.

No waiver of any right under this Agreement is binding unless executed in writing by the party to be bound thereby.

Section 13.12 No Third-Party Beneficiaries.

Nothing in this Agreement entitles any Person other than Buyer or Seller to any claims, remedy or right of any kind, except as to those rights expressly provided to the Seller Indemnified Persons and Buyer Indemnified Persons (provided, however, any claim for indemnity hereunder on behalf of an Seller Indemnified Person or an Buyer Indemnified Person must be made and administered by a party to this Agreement).

Section 13.13 References.

In this Agreement:

(a) References to any gender includes a reference to all other genders;

(b) References to the singular includes the plural, and vice versa;

(c) Reference to any Article or Section means an Article or Section of this Agreement;

(d) Reference to any Exhibit or Schedule means an Exhibit or Schedule to this Agreement, all of which are incorporated into and made a part of this Agreement;

(e) “Include” and “including” means include or including without limiting the generality of the description preceding such term; and

(f) Capitalized terms used in this Agreement have the meanings ascribed to them in this Agreement. Such terms are referenced or defined in the Definitions section of this Agreement.

Section 13.14 Construction.

Buyer is a party capable of making such investigation, inspection, review and evaluation of the Assets as a prudent party would deem appropriate under the circumstances including with respect to all matters relating to the Assets, their value, operation and suitability. Seller and Buyer have each had substantial input into the drafting and preparation of this Agreement and the opportunity to exercise business discretion in relation to the negotiation of the details of the transactions contemplated in this Agreement. This Agreement is the result of arm’s-length negotiations from equal bargaining positions. If a dispute arises over the meaning or application of this Agreement, it must be construed fairly and reasonably and neither more strongly for nor against either party.

Section 13.15 Conspicuousness.

Provisions in this Agreement in “bold” type satisfy any requirements of the “express negligence rule” and any other requirements at law or in equity that provisions be conspicuously marked or highlighted.

Section 13.16 Severability.

If any term or other provisions of this Agreement is held invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement nevertheless remains in full force and effect so long as the economic or legal substance of the transactions contemplated in this Agreement is not affected in a materially adverse manner with respect to either party; provided, however, that if any such term or provision may be made enforceable by limitation thereof, then such term or provision will be deemed to be so limited and enforceable to the maximum extent permitted by applicable Law.

Section 13.17 Time of Essence.

Time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) is the next day which is a Business Day.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been signed by each of the parties hereto on the date first above written.

SELLER:

MERIT MANAGEMENT PARTNERS I, L.P.
MERIT ENERGY PARTNERS III, L.P.

By:	Merit Management Partners GP, LLC, its general partner

By:	/s/ Nicholas G. Peters
Nicholas G. Peters, Assistant Secretary

MERIT ENERGY COMPANY, LLC

By:	/s/ Nicholas G. Peters
Nicholas G. Peters, Assistant Secretary

BUYER:

ARP RANGELY PRODUCTION, LLC

By:	Atlas Energy Holdings Operating Company, LLC, its sole member,

By:	/s/ Matthew A. Jones
Name:	Matthew A. Jones
Title:	President

GUARANTOR:

ATLAS RESOURCE PARTNERS, L.P.

By:	Atlas Resource Partners GP, LLC, its general partner

By:	/s/ Matthew A. Jones
Name:	Matthew A. Jones
Title:	President

Signature Page - Purchase and Sale Agreement